UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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InterMune, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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INTERMUNE, INC.

3280 Bayshore Boulevard

Brisbane, California 94005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2011

To the Stockholders of InterMune, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (“Annual Meeting”) of INTERMUNE, INC., a Delaware corporation (the “Company”), will be held on Tuesday, May 10, 2011, at 10:00 a.m. local time, at 3280 Bayshore Boulevard, Brisbane, California for the following purposes:

1. To elect two directors to hold office until the 2014 annual meeting of stockholders or until their successors are elected;

2. To ratify the selection, by the Audit and Compliance Committee of the Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2011;

3. To approve an amendment to the Company’s Amended and Restated 2000 Equity Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 1,950,000 shares;

4. To hold an advisory vote on executive compensation;

5. To hold an advisory vote on the frequency of an advisory vote on executive compensation; and

6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 31, 2011, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Robin Steele
Robin Steele
Secretary

Brisbane, California

April 13, 2011

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Alternatively, you may vote your shares on the Internet or by telephone by following the instructions in the proxy statement. If your shares are held in an account at a brokerage firm, bank or other nominee, you may be able to vote on the Internet or by telephone by following the instructions provided with your voting form. Even if you have already voted your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held in an account at a brokerage firm by a broker, bank or other nominee, and you wish to vote at the meeting, you must obtain a proxy card issued in your name from the record holder.

INTERMUNE, INC.

3280 Bayshore Boulevard

Brisbane, California 94005

PROXY STATEMENT

PRELIMINARY COPIES FILED PURSUANT TO RULE 14a-6(a)

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

MAY 10, 2011

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors (the “Board”) of InterMune, Inc. (sometimes referred to as the “Company,” “InterMune,” “we,” “our,” or “us”) is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 13, 2011 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 31, 2011 will be entitled to vote at the Annual Meeting. At the close of business on the record date, there were 59,022,626 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, at the close of business on March 31, 2011, your shares were registered directly in your name with InterMune’s transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, at the close of business on March 31, 2011, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy card from your broker or other agent.

On what am I voting?

You are being asked to vote on five (5) proposals, as follows:

•	To elect two directors to hold office until the 2014 annual meeting of stockholders or until their successors are elected;

•

To ratify the selection, by the Audit and Compliance Committee of the Board, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2011;

•

To approve an amendment of the Company’s Amended and Restated 2000 Equity Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 1,950,000 shares;

•	To approve, on a non-binding, advisory basis, the executive compensation disclosed in this proxy statement; and

•	To recommend, on a non-binding advisory basis, the frequency of an advisory vote on executive compensation.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

You may either vote “For” the nominees to the Board or withhold your vote for the nominees. For Proposal 2, the ratification of the selection of Ernst & Young as the independent registered public accounting firm of the Company for the year ending December 31, 2011; Proposal 3, the amendment to the Company’s Amended and Restated 2000 Equity Incentive Plan; and Proposal 4, the non-binding advisory vote on executive compensation, you may vote “For” or “Against” or abstain from voting. With respect to Proposal 5, the non-binding advisory vote on the frequency of an advisory vote on executive compensation, you may vote for every one year, two years or three years.

For information on how votes are counted for each of the proposals, please see “How many votes are needed to approve each proposal?” below.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, please come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. Please have your proxy card in hand when you call. Your vote must be received by 11:59 p.m., Eastern Time on May 9, 2011 to be counted.

•

To vote on the Internet, go to http://www.proxyvoting.com/itmn to complete an electronic proxy card. Please have your proxy card in hand when you log on. Your vote must be received by 11:59 p.m., Eastern Time on May 9, 2011 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted.

Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy card from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy card.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on March 31, 2011.

What if I return a proxy card but do not make specific choices?

If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the two nominees for director; “For” Proposals 2, 3 and 4 and EVERY ONE YEAR regarding the frequency, on an advisory basis, of a vote on executive compensation. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment. The Board currently knows of no other business that will be presented for consideration.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the Annual Meeting. On the record date, there were 59,022,626 shares outstanding and entitled to vote. Thus, the holders of 29,511,314 shares must be present at the Annual Meeting to have a quorum. Your shares will be counted as present at the meeting if you:

•	are present and entitled to vote in person at the meeting; or

•	have properly submitted a proxy card or voting instruction card, or voted by telephone or over the Internet.

Abstentions and broker non-votes (as described below) will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the 2011 Annual Meeting to another date.

How many votes are needed to approve each proposal?

•	Proposal 1 — Election of Directors. The two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•

Proposal 2 — Ratification of the Selection, by the Audit and Compliance Committee of the Board, of Ernst & Young LLP as the Independent Registered Public Accounting Firm of the Company For The Year Ending December 31, 2011. This proposal must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy at the Annual Meeting to be approved. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

Proposal 3 — Amendment to the Company’s Amended and Restated 2000 Equity Incentive Plan. This proposal must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy at the Annual Meeting to be approved. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

Proposal 4 — Advisory Vote on Executive Compensation. This proposal is advisory and not binding on the Company. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on this advisory vote. The affirmative vote of the holders of a majority in voting power of the shares present and entitled to vote either in person or by proxy at the Annual Meeting is required for the approval of the advisory vote on the compensation of our named executive officers.

•

Proposal 5 — Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation. This proposal is advisory and not binding on the Company. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on this advisory vote. The affirmative vote of the holders of a majority in voting power of the shares present and entitled to vote either in person or by proxy at the Annual Meeting is required for the approval of the vote regarding the frequency of an advisory vote on the compensation of our named executive officers. With respect to this proposal, if none of the frequency alternatives (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by our stockholders. However, because this vote is advisory and not binding on us or our Board in any way, our Board may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of InterMune common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered "routine" or "non-routine?"

The ratification of the selection, by the Audit and Compliance Committee of the Board, of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011 (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1), the amendment to the Company’s Amended and Restated 2000 Equity Incentive Plan (Proposal 3), the advisory vote on executive compensation (Proposal 4) and the advisory vote on the frequency of the advisory vote on executive compensation (Proposal 5) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 3, 4, and 5.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date;

•	You may submit another proxy by telephone or the Internet after you have already provided an earlier proxy;

•	You may send a written notice that you are revoking your proxy to InterMune’s Corporate Secretary at 3280 Bayshore Boulevard, Brisbane, California 94005; or

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. In addition, with respect to the election of directors, the Inspector of Election will count the number of “withheld” votes received for the nominees. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. See “What are “broker non-votes?” and “Which ballot measures are considered “routine” and “non-routine”?” above for more information regarding discretionary and “non-discretionary” matters.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees and BNY Mellon Shareowner Services may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but BNY Mellon Shareowner Services will be paid its customary fee of approximately $8,000 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in the Company’s current report on Form 8-K on or before May 16, 2011. If final voting results are not available to us in time to file a Current Report on Form 8-K by May 16, 2011, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

When are stockholder proposals due for the 2012 annual meeting of stockholders?

To be considered for inclusion in the Company’s 2012 proxy statement, your proposal must be submitted in writing to InterMune’s Corporate Secretary at 3280 Bayshore Boulevard, Brisbane, California 94005 by December 15, 2011, unless the date of the 2012 annual meeting of stockholders is more than 30 days before or after May 10, 2012, in which case the deadline is a reasonable time before the Company begins to print and send its proxy materials. If you wish to submit a proposal for the 2012 annual meeting of stockholders that is not to be included in the Company’s 2012 proxy statement or to nominate a director for election at the meeting, you must give timely notice to InterMune’s Corporate Secretary. To be timely, the notice must be delivered to the address listed above between January 11, 2012 and February 10, 2012, unless the date of the 2012 annual meeting of stockholders is more than 30 days before or more than 60 days after May 10, 2012, in which case the notice must be delivered no later than the 90th day prior to the 2012 annual meeting or, if later, the 10th day following the day on which public disclosure of the date of the 2012 annual meeting of stockholders was first made. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, as summarized below.

The Amended and Restated Bylaws were adopted by InterMune on March 22, 2010 which, among other things, included modifications to (i) existing provisions providing for advance notice of stockholder proposals and director nominations (other than proposals properly made in accordance with Rule 14a-8 (“Rule 14a-8”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to expand the disclosure stockholders must provide regarding themselves when submitting proposals and nominations for consideration; (ii) require stockholders nominating directors to disclose the same information about proposed director nominees that would be required if the director nominee were submitting a proposal, and require the director nominees to complete a questionnaire and representation and agreement with respect to their background, any voting commitments or compensation arrangements and their commitment to abide by the Company’s policies and guidelines; (iii) require stockholders to update the disclosures described above as of the record date for the meeting of stockholders and as of the date that is ten business days prior to the date of the meeting or any adjournment or postponement thereof; and (iv) clarify that the requirements set forth in the Amended and Restated Bylaws apply to all stockholder proposals and director nominees, other than stockholder proposals made pursuant to Rule 14a-8.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board shall be divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board currently consists of six directors, divided into the three following classes:

•	Class I directors: David S. Kabakoff, Ph.D. and Daniel G. Welch; whose terms will expire at the annual meeting of stockholders to be held in 2013;

•	Class II directors: James I. Healy M.D., Ph.D. and Louis Drapeau; whose terms will expire at the Annual Meeting; and

•	Class III directors: Lars G. Ekman, M.D., Ph.D. and Jonathan S. Leff; whose terms will expire at the annual meeting of stockholders to be held in 2012.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

There are two nominees for two Class II positions: Dr. Healy and Mr. Drapeau, each of whom is currently a director. Dr. Healy and Mr. Drapeau each have been nominated for and have elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Pursuant to the Company’s Amended and Restated Certificate of Incorporation, the number of directors has been fixed at seven by a resolution of the Board. The Board currently consists of six directors leaving one vacancy which the Board may fill at any time. While there could be a total of three Class II directors, there are only two nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The Company does not have a policy regarding directors’ attendance at the annual meetings of stockholders. Five of the Company’s six directors who were members of the Board at the time attended the 2010 annual meeting of stockholders.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

The following table sets forth, for the Class II nominees and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position/office held with the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the 2013 Annual Meeting of Stockholders
David S. Kabakoff, Ph.D.(1)(3)	63	Director	2005
Daniel G. Welch	53	Chairman, Chief Executive Officer and President	2003

Class II Directors for election at the Annual Meeting of Stockholders
Louis Drapeau(1)(2)	67	Director	2007
James I. Healy, M.D, Ph.D.(1)(3)	46	Director	1999

Class III Directors whose terms expire at the 2012 Annual Meeting of Stockholders
Lars G. Ekman, M.D., Ph.D.(2)(3)	61	Lead Independent Director	2006
Jonathan S. Leff(2)	42	Director	2000

(1)	Member of the Audit and Compliance Committee of the Board.

(2)	Member of the Compensation and Governance and Nominating Committee of the Board.

(3)	Member of the Science Committee of the Board.

Set forth below is biographical information for each nominee and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election to a Three-Year Term Expiring at the 2014 Annual Meeting of Stockholders

LOUIS DRAPEAU has served as a member of the Board since September 2007. He currently serves as Vice President and Chief Financial Officer of InSite Vision Incorporated. From November 2008 to December 2010, he also served as Chief Executive Officer of InSite Vision. Prior to joining InSite Vision in October 2007, Mr. Drapeau served as Senior Vice President, Finance and Chief Financial Officer for Nektar Therapeutics from January 2006 to August 2007. From August 2002 to August 2005, he held the position of Senior Vice President and Chief Financial Officer at BioMarin Pharmaceutical Inc., a biotechnology company. Mr. Drapeau also served as Acting Chief Executive Officer of BioMarin from August 2004 to May 2005. Mr. Drapeau spent more than 30 years with public accounting firm Arthur Andersen, including 19 years as an Audit Partner in Arthur Andersen’s Northern California Audit and Business Consulting practice and 12 years as managing partner. From 2006 to 2008, Mr. Drapeau served on the board of directors of Inflazyme Pharmaceuticals, a biotechnology company whose stock is traded on the Toronto stock exchange. He currently serves on the boards of directors of Bio-Rad Laboratories and Bionovo, Inc. since 2007 and 2008, respectively. Mr. Drapeau holds a B.S. in Mechanical Engineering and an M.B.A. both from Stanford University. The Board believes that Mr. Drapeau operational experience and financial expertise in the health care sector contributes valuable insight to the Board. The Board also believes that Mr. Drapeau’s extensive experience with Arthur Andersen qualifies him as a “financial expert,” for purposes of the Audit and Compliance Committee and makes him a strong Chairman of the Audit and Compliance Committee.

JAMES I. HEALY, M.D., PH.D. has served as a member of the Board since April 1999 and served as the Chairman of the Board from October 1999 through January 2000. Dr. Healy joined Sofinnova Ventures in June 2000 as a General Partner and Managing Director. From January 1998 through March 2000, Dr. Healy was employed at Sanderling Ventures and served as a consultant to Ista Pharmaceuticals. From 1990 to 1997, Dr. Healy was employed by the Howard Hughes Medical Institute and Stanford University. Dr. Healy has served on the board of directors of the following public companies: from 2001 to 2006, on the board of directors of Cotherix, Inc. (acquired by Actelion); from 2001 through 2008, on the board of directors of Novacea, Inc (merged with Trancept Pharmaceuticals Inc); and from 2006 through 2010, on the board of directors of Movetis NV (sold to Shire Holdings Luxembourg S.a.r.l). Dr. Healy currently serves on the board of directors of each of Anthera Pharmaceuticals, Inc., since 2006, and Amarin Corporation, since 2008. Dr. Healy also currently serves on the board of directors of several private companies. Dr. Healy holds a B.A. in Molecular Biology and a B.A. in Scandinavian Studies, both from the University of California at Berkeley, where he graduated with Distinction in General Scholarship, Honors, and received a Departmental Citation. Dr. Healy holds an M.D. and a Ph.D. in immunology from Stanford University School of Medicine, where he was supported by the Medical Scientist Training Program, was a Beckman Scholar and received a bursary award from the Novartis Foundation. The Board believes that Dr. Healy’s knowledge of medicine, together with his extensive experience as a venture capitalist and role as a board member for a number of emerging biotechnology companies, provide the Board with valuable insight into a broad range of issues related to the Company’s business activities.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

IN FAVOR OF THE NAMED NOMINEES.

Directors Continuing in Office Until the 2012 Annual Meeting of Stockholders

LARS G. EKMAN, M.D., PH.D. has served as Lead Independent Director of the Board since May 2008 and has been a member of the Board since September 2006. Dr. Ekman has served as Chairman and Chief Executive Officer of Cebix Incorporated, a biotechnology company, since May 2008. Until transitioning his role to serve solely as a director of Elan Corporation in December 2007, Dr. Ekman served as President of Research and Development of Elan which he joined in 2001 as Executive Vice President and President of Global Research and Development. From 1997 to 2001 he was Executive Vice President, Research and Development at Schwartz Pharma AG. From 1984 to 1997, Dr. Ekman was employed in a variety of senior scientific and clinical functions at Pharmacia (now Pfizer). Dr. Ekman currently serves on the board of directors of ARYx Therapeutics, Elan Corporation and Amarin Corporation since 2003, 2005 and 2008, respectively. Dr. Ekman also currently serves on the board of directors of a private company. Dr. Ekman holds an M.D. and a Ph.D. in Experimental Biology both from the University of Gothenburg, Sweden. The Board believes that Dr. Ekman brings global experience and proven leadership in the pharmaceutical industry to the Board based on the extensive knowledge of the research, development and commercialization of pharmaceutical products in a variety of therapeutic areas that he gained as a former senior executive at several global pharmaceutical companies. The Board believes that this experience enables Dr. Ekman to provide the Board with invaluable insight into a broad range of issues that impact the Company’s business and makes him a strong Chairman of the Science Committee of the Board and strong Lead Independent Director of the Board.

JONATHAN S. LEFF has served as a member of the Board since January 2000. Mr. Leff joined Warburg Pincus LLC, a global private equity investment firm, in 1996 and is currently a Managing Director responsible for the firm’s investment efforts in biotechnology and pharmaceuticals. Mr. Leff served on the board of directors of Sunesis Pharmaceuticals from 1999 to 2006, on the board of directors of Transkaryotic Therapies from 2000 to 2005, on the board of directors of Neurogen Inc. from 2001 to 2008, on the board of directors of ZymoGenetics, Inc. from 2002 to 2010 and on the board of directors of Altus Pharmaceuticals from 2004 to 2008. Mr. Leff currently serves on the boards of directors of Allos Therapeutics, Inc., Inspire Pharmaceuticals, Inc., Protox Therapeutics Inc. and Talon Therapeutics, Inc., since 2005, 2007, 2010 and 2010, respectively. Mr. Leff also serves on the boards of directors of several private companies. Mr. Leff holds an A.B. in Government from Harvard University and an M.B.A. from Stanford University. The Board believes that

Mr. Leff’s extensive experience investing in and serving on the boards of directors of public biotechnology and pharmaceutical companies has provided Mr. Leff with substantial expertise in corporate governance and executive compensation, making him a strong Chairman of the Compensation and Governance and Nominating Committee of the Board.

Directors Continuing in Office Until the 2013 Annual Meeting of Stockholders

DAVID S. KABAKOFF, PH.D. has served as a member of the Board since November 2005. Dr. Kabakoff serves as Executive Partner at Sofinnova Ventures, with whom he has been employed since May 2007. Dr. Kabakoff has also served as President and Chief Executive Officer of Strategy Advisors, LLC, a consulting company, since August 2000. Dr. Kabakoff also served as the founder, Chairman and Chief Executive Officer of Salmedix, Inc., a biotechnology company, from January 2001 to June 2005, when it was acquired by Cephalon, Inc.,. From May 1996 to August 2000, Dr. Kabakoff served in senior executive positions at Dura Pharmaceuticals Inc., a specialty pharmaceuticals company that was acquired by Elan Pharmaceuticals. From 2005 to 2009, Dr. Kabakoff served on the board of directors of Avalon Pharmaceuticals, Inc. Dr. Kabakoff currently serves as Chairman of the Board of Directors of Trius Therapeutics, since 2007. Dr. Kabakoff also serves on the boards of directors of several private companies. Dr. Kabakoff holds a B.A. in Chemistry from Case Western Reserve University and a Ph.D. in Chemistry from Yale University. The Board believes that Dr. Kabakoff brings strategic insight and leadership and a wealth of experience in the biotechnology industry to the Board.

DANIEL G. WELCH has served as the Chairman, Chief Executive Officer and President of the Company and a member of the Board since May 2008 and as the President and Chief Executive Officer of the Company and a member of the Board since September 2003. From March 2003 to September 2003, Mr. Welch served as a consultant to Warburg Pincus LLC, a global private equity investment firm. From August 2002 to January 2003, Mr. Welch served as Chairman and Chief Executive Officer of Triangle Pharmaceuticals, Inc., a pharmaceutical company. From October 2000 to June 2002, Mr. Welch served as President of the pharmaceutical division of Elan Corporation, PLC. From September 1987 to August 2000, Mr. Welch served in various senior management roles at Sanofi-Synthelabo and its predecessor companies, Sanofi and Sterling Winthrop, including Vice President of worldwide marketing and Chief Operating Officer of the U.S. business. From November 1980 to September 1987, Mr. Welch was with American Critical Care, a division of American Hospital Supply. Mr. Welch currently serves on the board of directors of Seattle Genetics, since 2007, and also serves on the board of directors of a private company. Mr. Welch holds a B.S. in Marketing from the University of Miami and an M.B.A. from the University of North Carolina. The Board believes that Mr. Welch is a strong operating executive with operational and strategic expertise in the global pharmaceutical market, whose experience contributes valuable insight to the Board.

Director Qualifications and Diversity

The Compensation and Governance and Nominating Committee is responsible for identifying, evaluating, and recommending to the Board, individuals qualified to be directors of the Company. As set forth in further detail below in the description of the Board’s committees, the Compensation and Governance and Nominating Committee takes into consideration a number of relevant factors for Board membership including, but not limited to, diversity, age, skills, experience and understanding of the Company’s business and business environment. We do not have a formal diversity policy for selecting Board members. However, we believe it is important that our Board members collectively bring the experiences and skills appropriate to effectively carry out the Board’s responsibilities both as our business exists today and as we plan to develop an organization capable of successfully conducting research, development and commercialization of our products. We therefore seek as members of our Board individuals with a variety of perspectives and the expertise and ability to provide advice and oversight in one or more of these areas: accounting controls, business strategy, risk management, strategic partnering, financial engineering, science and medicine, health care system, legal and regulatory compliance and compensation and retention practices. Finally, Board members should display the personal attributes necessary to be an effective director: unquestioned integrity, sound judgment, independence in fact and mindset, ability to operate collaboratively, and commitment to the Company, its stockholders, and other constituencies.

Board Leadership Structure

Mr. Welch, the Company’s Chief Executive Officer and President, also serves as the Chairman of the Board. This leadership structure has been in place since 2008, in connection with the departure of two former members of the Board, William R. Ringo and Michael Smith. At the same time that Mr. Welch was appointed Chairman, the Board also appointed Dr. Ekman as the Company’s Lead Independent Director. Dr. Ekman conducts an executive session with the independent directors on a quarterly basis. This approach is commonly used by other public companies in the United States and the Board believes it has been effective for Intermune as well. The Company has a single leader, and the Company’s Chairman and Chief Executive Officer is seen by customers, business partners, investors and others as providing strong leadership for the Company in the communities we serve and in our industry. The Board believes that combining the roles of Chairman of the Board and Chief Executive Officer has fostered a constructive and cooperative relationship between the Board and management and resulted in open and effective communications between the Board and management. The Board also believes that its regular sessions with the Lead Independent Director afford the Board the opportunity to discuss matters independent of Mr. Welch if desired, and given its current size and the constructive working relationships of its members, the Board believes that changing the existing structure at this time would not improve the performance of the Board. The directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussions involved in overseeing the affairs of the Company. All directors are well engaged in their responsibilities, express their views and are open to the opinions expressed by other directors.

Independence of the Board of Directors

The listing requirements of the Nasdaq Global Select Market (“Nasdaq”), require that a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations as to independence are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Welch, the Company’s current Chairman, Chief Executive Officer and President due to his employment with the Company.

Information Regarding the Board of Directors and its Committees

In March 2004, the Board approved the amended Corporate Governance Guidelines and Code of Director Conduct and Ethics with the aim to ensure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed, to make decisions that are independent of the Company’s management and to ensure honest and ethical conduct by the members of the Board. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines and Code of Director Conduct and Ethics sets forth the practices the Board must follow with respect to Board composition and selection, Board meetings and involvement of senior management, chief executive officer succession planning and selection, Board compensation, committee composition, self-assessment, interaction with outside parties, orientation and continuing education and ethical conduct. The Corporate Governance Guidelines and Code of Director Conduct and Ethics may be viewed on our Internet website at http://www.intermune.com/pdf/governance_guidelines.pdf.

During 2010, the Board met twelve times, including by telephone conference, and acted by unanimous written consent six times. No director attended fewer than 80% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which he served (during the period that he served as a committee member) in 2010.

Currently, the Board has an Audit and Compliance Committee, a Compensation and Governance and Nominating Committee and a Science Committee.

Audit and Compliance Committee

The Audit and Compliance Committee of the Board oversees the Company’s corporate accounting and financial reporting processes, the systems of internal accounting and financial controls and audits of financial statements, the quality and integrity of financial statements and reports, the qualifications, independence and performance of the firms engaged as independent outside auditors, corporate compliance, including development, implementation, administration and enforcement of the Company’s compliance programs and reviewing the Company’s compliance with its policies and all applicable laws. For this purpose, the Audit and Compliance Committee performs several functions. Among other things, the Audit and Compliance Committee:

•	appoints, compensates, retains and oversees the independent registered public accounting firm;

•

determines and approves engagements of the auditors, including the scope of the audit and any non-audit services, the compensation to be paid to the auditors and monitors auditor partner rotation and potential conflicts of interest;

•

reviews and discusses with the independent registered public accounting firm and management, as appropriate, the Company’s critical accounting policies, financial statements, the results of the annual audit, the quarterly results and earnings press releases;

•	reviews financial risk management programs, internal control letters, any material conflicts or disagreements between management and the auditors and internal controls over financial reporting;

•

directs management to enforce the Company’s Code of Business Conduct and Ethics and provides for prompt communication of violations of the Code of Business Conduct and Ethics to the Audit and Compliance Committee;

•	oversees and directs management to ensure compliance as required by the Office of Inspector General of the U.S. Department of Health and Human Services;

•	oversees management’s preparation of the Company’s annual proxy report, including the Audit and Compliance Committee report;

•

oversees the establishment of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•

ensures the confidential receipt, retention and consideration of any report of evidence of a material violation by the Company or any officer, director, employee or agent of the Company by attorneys appearing and practicing before the SEC.

The Audit and Compliance Committee is currently composed of Mr. Drapeau, Dr. Healy and Dr. Kabakoff. The Board annually reviews the applicable Nasdaq listing standards for Audit and Compliance Committee members and has determined that all members of the Company’s Audit and Compliance Committee are independent, as currently defined in Rule 5605(a)(2) of the Nasdaq Listing Rules. Mr. Drapeau is currently the Chairman of the Audit and Compliance Committee. The Board has determined that Mr. Drapeau qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In March 2008, the Board approved the

Charter of the Audit and Compliance Committee of the Board, which charter was last amended by the Board in December 2010. The amended charter can be found on our corporate website at http://www.intermune.com/pdf/Charter_of_the_Audit_and_Compliance_Committee.pdf. In 2010, the Audit and Compliance Committee met seven times. (Please see “Audit and Compliance Committee Report” below.)

Compensation and Governance and Nominating Committee

The Compensation and Governance and Nominating Committee of the Board approves the type and level of compensation for officers and employees of the Company, administers the Company’s stock plans, performs such other functions regarding compensation as the Board may delegate, develops and implements policies and procedures and oversees corporate governance matters, including the evaluation of Board performance and processes, and recommends qualified candidates for Board membership to the Board for nomination to the Board and election by the stockholders. The Compensation and Governance and Nominating Committee approves all compensation, including equity grants, for the Company’s vice presidents and above, and all equity grants to non-vice president employees and consultants for greater than or equal to 20,000 shares of common stock.

For Board membership, the Compensation and Governance and Nominating Committee takes into consideration applicable laws and regulations (including the Nasdaq listing standards), diversity, age, skills, experience, integrity, ability to make independent analytical inquires, understanding of the Company’s business and business environment, willingness to devote adequate time and effort to Board responsibilities and other relevant factors.

The Compensation and Governance and Nominating Committee reviews candidates for director in the context of the current composition, skills and expertise of the Board, the operating requirements of the Company and the interests of stockholders. In the case of new director candidates, the Compensation and Governance and Nominating Committee determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards and applicable SEC rules and regulations. The Compensation and Governance and Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Compensation and Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the functions and needs of the Board. The Compensation and Governance and Nominating Committee meets to discuss and consider such candidates’ qualifications. All members of the Compensation and Governance and Nominating Committee and the Chairman, Chief Executive Officer and President then interview candidates that the Compensation and Governance and Nominating Committee believes have the requisite background, before recommending a nominee to the Board, which votes to elect the nominees.

The Compensation and Governance and Nominating Committee will consider director candidates recommended by stockholders. Though the committee has not established a formal policy with regard to consideration of director candidates recommended by stockholders, in March 2010 the Board adopted the Amended and Restated Bylaws which, among other things, included modifications to (i) existing provisions providing for advance notice of stockholder nominations to expand the disclosure stockholders must provide regarding themselves when submitting nominations for consideration; (ii) require stockholders nominating directors to disclose the same information about proposed director nominees that would be required if the director nominee were submitting a proposal, and require the director nominees to complete a questionnaire and representation and agreement with respect to their background, any voting commitments or compensation arrangements and their commitment to abide by the Company’s policies and guidelines; (iii) require stockholders to update the disclosures described above as of the record date for the meeting of stockholders and as of the date that is ten business days prior to the date of the meeting or any adjournment or postponement thereof; and (iv) clarify that the requirements set forth in the Amended and Restated Bylaws apply to all stockholder director nominees. The Board believes that such rigorous procedures set forth in the Amended and Restated Bylaws is currently sufficient and the establishment of a formal policy is not necessary. To date, the Compensation and Governance and Nominating Committee has not received a director nominee from any stockholder. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation by certified mail only, c/o the Chairman or Secretary, at the following address: InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, California 94005 no sooner than 120 days and no later than 90 days prior to the anniversary date of the Company’s last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Compensation and Governance and Nominating Committee will evaluate any director candidates that are properly recommended by stockholders in the same manner as it evaluates all other director candidates, as described above.

In March 2008, the Board approved the Charter of the Compensation and Governance and Nominating Committee of the Board of Directors, which can be found on our corporate website at http://www.intermune.com/pdf/Charter_of_the_Compensation_and_Governance_and_Nominating_Committee.pdf. The Board has authorized a subcommittee comprised of the Company’s Chief Executive Officer, Senior Vice President of Human Resources and General Counsel to make normative (i.e., consistent with a matrix pre-approved by the Compensation and Governance and Nominating Committee) new hire equity grants of less than 20,000 shares of common stock to non-executive committee employees and consultants. (Please see “Compensation and Governance and Nominating Committee Report” below.) The Compensation and Governance and Nominating Committee is currently composed of Dr. Ekman and Messrs. Leff and Drapeau, and Mr. Leff is currently the Chairman of the committee. Each of Dr. Ekman and Messrs. Drapeau and Leff are considered to be independent currently defined in Rule 5605(a)(2) of the Nasdaq Listing Rules. In 2010, the Compensation and Governance and Nominating Committee met two times.

Science Committee

In March 2007, the Board created a Science Committee. In July 2007, the Board approved the Science Committee charter, which will be posted on our corporate website at http://www.intermune.com/pdf/charter_science_committee.pdf. The Science Committee is composed of Drs. Ekman, Healy and Kabakoff, and Dr. Ekman is currently the Chairman of the committee.

Stockholder Communications with the Board of Directors

The Board provides a procedure for stockholders to send written communications to the Board or any of the directors. Stockholders may send written communications to the Board or any of the directors by certified mail only, c/o the Chairman or Secretary, InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, California 94005. All such written communications will be compiled by the Chairman or Secretary of the Company and submitted to the Board or the individual directors, as the case may be, within a reasonable period.

Code of Business Conduct and Ethics

The Board has approved a Code of Business Conduct and Ethics, as amended (the “Code”) applicable to all of our employees, including our Chief Executive Officer, Chief Financial Officer and Controller, and to the members of the Board. The purpose of the Code is to deter wrongdoing and to promote, among other things:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications that we make;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code;

•	the prompt public disclosure of any waivers under the Code granted to any of our executive officers, including our Chief Executive Officer, Chief Financial Officer and Controller; and

•	accountability for adherence to the Code.

The Code is available on our corporate website at http://www.intermune.com/pdf/Code_of_Conduct_01OCT07.pdf. If the Company grants any waiver from a provision of the Code with respect to any Company officer at the level of Vice President or above, the Company will promptly disclose in a Current Report filed with the SEC on Form 8-K the nature of the waiver along with the reasons for the waiver.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. The full Board participates in a regular and ongoing assessment of enterprise risk management in consultation with the Company’s senior management including the Chief Executive Officer, the Chief Financial Officer, the General Counsel and the Chief Compliance Officer. In this process, risk is assessed throughout the business, focusing on three primary areas of risk: financial risk, legal compliance risk and operational strategic risk.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit and Compliance Committee focuses on financial and compliance risks including internal controls. The Audit and Compliance Committee, receives an annual risk assessment report from the Company’s external auditors, assists the Board in fulfilling its oversight responsibility with respect to regulatory, healthcare compliance and public policy issues that affect the Company and works closely with the Company’s legal and regulatory groups. In addition, the Compensation and Governance and Nominating Committee considers risks related to succession planning, the attraction and retention of talent and risks relating to the design of compensation programs and arrangements. The Compensation and Governance and Nominating Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. The full Board considers strategic risks and opportunities and regularly receives detailed reports from both the Audit and Compliance Committee and the Compensation and Governance and Nominating Committee regarding risk oversight in their areas of responsibility. The risk oversight functions of the Board and its committees described above do not necessarily have any material effect on the Company’s leadership structure.

2010 AUDIT AND COMPLIANCE COMMITTEE REPORT(1)

The Audit and Compliance Committee, currently composed of Mr. Drapeau (Chairman), Dr. Healy and Dr. Kabakoff, oversees the Company’s financial reporting process on behalf of the Board as well legal and compliance matters relating to the Company’s operations . The Audit and Compliance Committee meets with the independent registered public accounting firm, Ernst & Young LLP, with and without management present, to discuss the results of Ernst & Young LLP’s examinations and evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit and Compliance Committee meets with the Company’s Chief Compliance Officer and General Counsel to discuss their respective examination and evaluation of legal and compliance matters relating to the Company’s operations.

The members of the Audit and Compliance Committee are appointed by and serve at the discretion of the Board. The Audit and Compliance Committee held seven meetings during 2010.

The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit and Compliance Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management and the unaudited financial statements in the Quarterly Reports on Form 10-Q, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Company’s Chief Compliance Officer and General Counsel have the primary responsibility for managing compliance and legal matters relating to the Company’s operations, including conducting employee compliance training, interfacing with governmental agencies in connection with various types of inquiries and managing litigation.

The Audit and Compliance Committee, among other things, is responsible for reviewing, approving and managing the engagement of the independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid, and all other matters the Audit and Compliance Committee deems appropriate, including the auditors’ accountability to the Board and the Audit and Compliance Committee. The Audit and Compliance Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit and Compliance Committee under generally accepted auditing standards and those matters required to be discussed by SAS 61, as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T, which addresses communications between the Company’s independent registered public accounting firm and the Audit and Compliance Committee.

In addition, the Audit and Compliance Committee discussed with the independent registered public accounting firm its independence from management and the Company, including the matters and disclosures received in the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has considered the compatibility of non-audit services with the auditors’ independence. The Audit and Compliance Committee also discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits and the Audit and Compliance Committee reviewed and made non-material changes to the Audit and Compliance Committee’s charter. The Audit and Compliance Committee also receives regular updates from the Company’s Chief Compliance Officer and General Counsel on compliance and legal matters facing the Company.

In reliance on the reviews and discussions referred to above, the Audit and Compliance Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC. The Audit and Compliance Committee has also retained Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

Oversight of Assessment of Internal Control Over Financial Reporting

During 2010, management documented, tested and evaluated the Company’s internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act of 2002. The Audit and Compliance Committee was kept apprised of the Company’s progress by management and the independent registered public accounting firm at committee meetings. At the conclusion of the assessments, management and Ernst & Young LLP each provided the Audit and Compliance Committee with its respective report on the effectiveness of the Company’s internal control over financial reporting. The Audit and Compliance Committee reviewed management’s and the independent registered public accounting firm’s evaluations that were included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Management did not identify any material weaknesses in the Company’s internal controls over financial reporting and concluded that the Company’s internal controls were effective as of December 31, 2010.

AUDIT AND COMPLIANCE COMMITTEE

Louis Drapeau — Chairman
James I. Healy, M.D., Ph.D.
David S. Kabakoff, Ph.D.

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to serve as the Company’s independent auditors for the year ending December 31, 2011 and has further directed management to submit the Audit and Compliance Committee’s selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since January 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. In the event the stockholders do not ratify such appointment, the Board will reconsider its selection.

AUDITOR’S FEES

Audit Fees. The aggregate fees billed by Ernst & Young LLP for the audit of the Company’s financial statements, review of the Company’s interim financial statements, review of SEC registration statements, issuance of comfort letters and consents for the year ended December 31, 2010 were $910,824 and for the year ended December 31, 2009 were $1,068,173.

Audit-Related Fees. Ernst & Young LLP did not provide any audit-related services to the Company during 2010 or 2009.

Tax Fees. The aggregate fees billed by Ernst & Young LLP in relation to the preparation and review of the Company’s income tax returns and for general tax advice provided for the year ended December 31, 2010 and for the year ended December 31, 2009 were as follows:

	2010	2009
Assistance with State and Federal income tax returns preparation	$6,794	$75,750

All Other Fees. Ernst & Young LLP did not provide any other services to the Company during 2010 or 2009.

Pursuant to the Audit and Compliance Committee’s charter, the Audit and Compliance Committee reviews, and prior to initiation of services, authorizes all non-audit services provided to the Company by the independent registered public accounting firm, and considers the possible effect of such services on the independence of such auditors. The Audit and Compliance Committee by prior resolution may pre-approve non-audit services. The Audit and Compliance Committee has determined that the non-audit services provided by Ernst & Young LLP in 2010 were compatible with maintaining the auditors’ independence. The Audit and Compliance Committee pre-authorizes all audit and non-audit services conducted by Ernst & Young LLP. Ernst & Young LLP may not perform any non-audit services except as pre-authorized by the Audit and Compliance Committee or its Chairman. The Audit and Compliance Committee has not pre-authorized the Company to engage Ernst & Young LLP to perform any non-audit services for 2011.

Stockholder ratification of the Audit and Compliance Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit and Compliance Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Compliance Committee may engage different independent registered public accounting firms at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO THE INTERMUNE, INC.

AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN TO INCREASE

THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE

In January 2000, the Board adopted, and the stockholders subsequently approved, the Company’s Amended and Restated 2000 Equity Incentive Plan (the “Incentive Plan”). In June 2002, the stockholders approved an amendment of the Incentive Plan to increase the aggregate number of shares reserved for issuance under the Incentive Plan by 2,500,000 shares. As a result of this amendment, as of December 31, 2002, there were an aggregate of 6,278,226 shares reserved for issuance under the Incentive Plan. In March 2003, the Board amended the Incentive Plan, subject to stockholder approval, to add 1,300,000 shares of common stock to the share reserve to increase the aggregate number of shares authorized for issuance under the Incentive Plan from 6,278,226 shares to 7,578,226 shares. However, the Company’s stockholders did not approve this amendment at the Company’s 2003 annual meeting of stockholders, and the increase was not implemented. In March 2004, the Board adopted an amendment to the Incentive Plan that added 1,000,000 shares of common increase to the share reserve to increase the aggregate number of shares authorized for issuance under the Incentive Plan from 6,278,226 shares to 7,278,226 shares and the stockholders approved this amendment at the Company’s 2004 annual meeting of stockholders. In May 2007, the stockholders approved an amendment of the Incentive Plan, among other things, to increase the aggregate number of shares reserved for issuance under the Incentive Plan by an additional 1,500,000 shares bringing the aggregate number of shares authorized for issuance under the Incentive Plan to 8,778,226. Finally, in May 2009, the stockholders approved an amendment of the Incentive Plan to increase the aggregate number of shares reserved for issuance under the Incentive Plan by an additional 2,000,000 shares bringing the aggregate number of shares authorized for issuance under the Incentive Plan to 10,778,226.

As of March 31, 2011, options (net of canceled or expired options) covering 4,260,215 shares had been granted under the Incentive Plan, and only 1,284,317 shares of the Company’s common stock (plus any shares that might in the future be returned to the Incentive Plan as a result of cancellations or expirations of options) remained available for future grant under the Incentive Plan. In March 2011, the Board adopted the amendment of the Incentive Plan, subject to stockholder approval, which would include the following change to the Incentive Plan:

•	Increases the number of shares authorized for issuance under the Incentive Plan by 1,950,000 shares, from 10,778,226 to 12,728,226 shares.

The Board adopted the amendment to the Incentive Plan to provide the Company with more flexibility in granting equity incentives to current and new employees and to ensure that the Company can continue to grant equity incentives at levels determined appropriate by the Board. Specifically, the addition of these new shares as provided in the amendment, when added to shares currently available under the Incentive Plan, will support our 2011-2012 annual equity grant cycle and allow for expected recruitment and retention grants we may require during fiscal year 2011. The text of the proposed amendment to the Incentive Plan is attached to this proxy statement as Appendix A. The essential features of the Incentive Plan are summarized below. The Incentive Plan is currently our sole plan for providing equity based incentive compensation to our employees. We provide equity compensation to our directors through a separate plan, the Amended and Restated 2000 Non-Employee Directors' Stock Option Plan, as amended (the “Directors Plan”). We are not seeking to add additional shares to the Directors Plan at this time.

During the last fiscal year, under the Incentive Plan, the Company granted to all current executive officers as a group, options to purchase 1,030,000 shares of common stock at exercise prices ranging from $8.73 to $12.77 per share and 419,000 shares of common stock with a market value on the date of grant ranging from $8.73 to $14.21, and to all employees (excluding executive officers) as a group, options to purchase 1,077,839 shares at exercise prices ranging from $8.73 to $45.51 per share and 200,677 shares of common stock with a market value on the date of grant ranging from $8.73 to $13.41.

During the last fiscal year, no options or other awards were granted under the Incentive Plan to any directors, except for Mr. Welch who was an executive officer on the date of the grant and except for Dr. Ekman who received options to purchase 15,000 shares of common stock in September 2010. (For information regarding stock option grants to non-employee directors under the Company’s 2000 Non-Employee Directors’ Stock Option Plan, see “Executive Compensation — Compensation of Directors.” For information regarding stock option grants to certain executive officers of the Company, see “Executive Compensation — Stock Option Grants and Exercises.”)

SUMMARY OF INCENTIVE PLAN

The essential features of the Incentive Plan, as it is proposed to be modified, are summarized below. The following description of the Incentive Plan is a summary only and stockholders are encouraged to read the full text of the Incentive Plan, which is filed with the Company’s Registration Statement on Form S-8 (No. 333-162141) filed with the SEC on September 25, 2009, and the proposed amendment, a copy of which is attached as Appendix A to this proxy statement.

General

The Incentive Plan provides for the grant of incentive stock options, non-statutory stock options, stock bonuses and restricted stock purchase awards (collectively “awards”). Incentive stock options granted under the Incentive Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “IRC”). Non-statutory stock options granted under the Incentive Plan are not intended to qualify as incentive stock options under the IRC. (See “Federal Income Tax Information” for a discussion of the tax treatment of awards.)

Purpose

The Board adopted the Incentive Plan to provide a means by which employees, directors and consultants of the Company and its affiliates may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. As of March 31, 2011, all of the approximately 105 employees (including ten executive officers), the five (5) non-employee directors and the consultants of the Company and its affiliates were eligible to participate in the Incentive Plan. However, except in limited circumstances, consultants are normally not granted equity awards by the Company and our non-employee directors generally receive equity grants under the Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan rather than the Incentive Plan.

Administration

The Board administers the Incentive Plan. Subject to the provisions of the Incentive Plan, the Board has the power to construe and interpret the Incentive Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

The Board has the power to delegate administration of the Incentive Plan to a committee, composed of one or more members of the Board. In the discretion of the Board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the IRC or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Exchange Act. The Board may also delegate to a committee of one or more officers of the Company to grant or amend options to non-executive committee level employees. The Board has delegated administration of the Incentive Plan to the Compensation and Governance and Nominating Committee of the Board. As used herein with respect to the Incentive Plan, the “Board” refers to any committee the Board appoints as well as to the Board itself.

The regulations under Section 162(m) of the IRC require that the directors who serve as members of the committee must be “outside directors.” The Incentive Plan provides that, in the Board’s discretion, directors serving on the committee may be “outside directors” within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension plan), (iii) current and former officers of the Company or an affiliate, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise not considered an “outside director” for purposes of Section 162(m).

Stock Subject to the Incentive Plan

Pursuant to the Board’s approved amendment in March 2011 and subject to stockholder approval of this Proposal, an aggregate of 12,728,226 shares of common stock have been reserved for issuance under the Incentive Plan. If awards granted under the Incentive Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such awards again become available for issuance under the Incentive Plan. If the Company reacquires unvested stock issued under the Incentive Plan, the reacquired stock will not be available for issuance under the Incentive Plan, and if shares subject to an award are not delivered to a participant because the shares are withheld for the payment of taxes or the award is exercised through the reduction of the number of shares subject to the award (i.e., a “net exercise”), the number of shares not delivered to the participant will not remain available for issuance under the Incentive Plan. In addition, the issuance of each single share of common stock through the granting of a stock purchase award or stock bonus award will reduce the number of shares available for issuance under the Incentive Plan by the equivalent of 1.67 shares of common stock. The aggregate number of shares of common stock issuable under the Incentive Plan pursuant to the exercise of all incentive stock options may not exceed 10,000,000 shares.

Eligibility

Incentive stock options may be granted under the Incentive Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers), directors and consultants of both the Company and its affiliates are eligible to receive all other types of awards under the Incentive Plan.

No incentive stock option may be granted under the Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Incentive Plan and all other such plans of the Company and its affiliates) may not exceed $100,000. No employee may be granted options under the Incentive Plan exercisable for more than 1,000,000 shares of common stock during any calendar year (“Section 162(m) Limitation”).

Terms of Options

The following is a description of the permissible terms of options under the Incentive Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price; Payment. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of non-statutory options may not be less than 100% of the fair market value of the stock on the date of grant. If options were granted to covered executives with exercise prices below fair market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the IRC. (See “Federal Income Tax Information.”) As of March 31, 2011, the closing price of the Company’s common stock as reported on the Nasdaq Global Select Market was $47.19 per share.

The exercise price of options granted under the Incentive Plan must be paid either in cash at the time the option is exercised or at the discretion of the Board, (i) by delivery of other common stock of the Company, (ii) pursuant to a deferred payment arrangement (iii) by a “net exercise” of the option, (iv) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of shares, results in either the receipt of cash by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds, or (v) in any other form of legal consideration acceptable to the Board.

Option Exercise. Options granted under the Incentive Plan may become exercisable in cumulative increments (“vest”) as determined by the Board. Shares covered by currently outstanding options under the Incentive Plan typically vest as follows: one quarter of the grant vests after the first year, and the remainder vests monthly for three years during the participant’s employment by, or service as a director or consultant to, the

Company or an affiliate (collectively, “service”). Shares covered by options granted in the future under the Incentive Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the Incentive Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the participant’s service terminate before vesting. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned common stock of the Company or by a combination of these means. Term. The maximum term of options under the Incentive Plan is seven (7) years, except that in certain cases (see “Eligibility” above) the maximum term is five (5) years. Options under the Incentive Plan generally terminate three months after termination of the participant’s service unless (i) such termination is due to the participant’s permanent and total disability (as defined in the IRC), in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the participant dies before the participant’s service has terminated, or within three months after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months of the participant’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant’s death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

The option term generally is not extended in the event that exercise of the option within these periods is prohibited. A participant’s option agreement may provide that if the exercise of the option following the termination of the participant’s service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), then the option will terminate on the earlier of (i) the expiration of the term of the option, or (ii) three months after the termination of the participant’s service during which the exercise of the option would not be in violation of such registration requirements.

Transferability. The participant may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an incentive stock option. The Board may grant non-statutory stock options that are transferable generally to the extent provided in the stock option agreement, although a non-statutory stock option may not be sold, pledged, assigned, hypothecated, transferred or disposed of for consideration. Shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board deems appropriate.

Terms of Stock Purchase Awards

Payment. Currently, the Board determines the purchase price under a stock purchase award, but the purchase price may not be less than the par value of the shares subject to the stock purchase award. The purchase price of stock acquired pursuant to a stock purchase award under the Incentive Plan must be paid either (i) in cash at the time of purchase or at the discretion of the Board, (ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

Vesting. Shares of stock sold or awarded under the Incentive Plan may, but need not be, subject to a repurchase option in favor of the Company in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock purchase agreement under the Incentive Plan.

Restrictions on Transfer. Rights under a stock purchase award may not be transferred except where such assignment is required by law or expressly authorized by the terms of the applicable stock purchase award agreement, provided that a right to receive shares pursuant to a stock purchase award may not be sold, pledged, assigned, hypothecated, transferred or disposed of for consideration.

Terms of Stock Bonus Awards

Payment. A stock bonus award may be granted in consideration of past service without a cash payment.

Vesting. Shares of stock awarded as a stock bonus under the Incentive Plan may, but need not be, subject to forfeiture to the Company in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a stock bonus award under the Incentive Plan.

Restrictions on Transfer. Rights under a stock bonus award may not be transferred except where such assignment is required by law or expressly authorized by the terms of the applicable stock bonus award agreement, provided that a right to receive shares from a stock bonus award may not be sold, pledged, assigned, hypothecated, transferred or disposed of for consideration.

Adjustment Provisions

Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend or stock split, may change the type(s), class(es) and number of shares of common stock subject to the Incentive Plan and outstanding awards. In that event, the Incentive Plan will be appropriately adjusted as to the type(s), class(es) and the maximum number of shares of common stock subject to the Incentive Plan and the Section 162(m) Limitation, and outstanding awards will be adjusted as to the type(s), class(es), number of shares and price per share of common stock subject to such awards.

Effect of Certain Corporate Transactions

In the event of (i) the sale, lease, license or other disposition of all or substantially all of the assets of the Company (including without limitation, dissolution or liquidation of the Company), (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (collectively, “corporate transaction”), any surviving or acquiring corporation may continue or assume awards outstanding under the Incentive Plan or may substitute similar awards. If any surviving or acquiring corporation does not assume such awards or substitute similar awards, then with respect to awards held by participants whose service with the Company or an affiliate has not terminated, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full and the awards will terminate if not exercised (if applicable) at or prior to the effective date of the corporate transaction. With respect to any other stock awards outstanding under the Incentive Plan, such stock awards will terminate if not exercised (if applicable) prior to such event.

Amendment of Terms

The Board may amend the terms of one or more outstanding options or any other stock awards at any time, provided that no amendment of an award may impair the rights of the participant without the participant’s written consent.

Repricing Limitation

The Board may not, without first obtaining the approval of the Company’s stockholders (i) reduce the exercise price of any outstanding option under the Incentive Plan, (ii) cancel any outstanding option under the

Incentive Plan and replace it with an option with a lower exercise price, (iii) accept any outstanding option in exchange for a new option with a lower exercise price, or (iv) take any other action that is treated as a repricing under generally accepted accounting principles.

Duration, Amendment and Termination

The Board may suspend or terminate the Incentive Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Incentive Plan will terminate on April 7, 2017.

The Board may also amend the Incentive Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board to the extent such approval is necessary to satisfy the requirements of Section 422 of the IRC, Rule 16b-3 under the Exchange Act or any Nasdaq or securities exchange listing requirements. The Board may submit any other amendment to the Incentive Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the IRC regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain executive officers. In addition, no amendment of the Plan may impair the rights of a participant with respect to any outstanding award without the participant’s written consent.

Federal Income Tax Information

The following is a general summary under current law of the material U.S. federal income tax consequences with respect to awards granted under the Incentive Plan. This summary is provided only for general information purposes and it does not cover, among other things, state and local tax treatment of participants in the Incentive Plan. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. This summarized tax information is not tax advice.

Incentive Stock Options. Incentive stock options under the Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the IRC.

There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Non-statutory Stock Option, Stock Purchase Awards and Stock Bonus Awards. Non-statutory stock options, stock purchase awards and stock bonus awards granted under the Incentive Plan generally have the following federal income tax consequences.

There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Potential Limitation on Company Deductions. Section 162(m) of the IRC denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

Awards to purchase restricted stock and stock bonus awards will qualify as performance-based compensation under the Treasury Regulations only if (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount — or formula used to calculate the amount — payable upon attainment of the performance goal).

NEW PLAN BENEFITS

Future benefits under the Incentive Plan are discretionary and therefore are not currently determinable.

Under the Incentive Plan, the Company’s Chief Executive Officer, Chief Financial Officer and three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer have received the following option and restricted stock grants since their employment began with the Company: Daniel G. Welch, Chairman, Chief Executive Officer and President, has received options to purchase 1,537,500 shares and 327,500 shares of restricted stock; John Hodgman, Chief Financial Officer and Senior Vice President, Finance, has received options to purchase 262,500 shares and 73,666 shares of restricted stock; Steven Porter, M.D., Ph.D., Chief Medical Officer and Senior Vice President, Clinical Affairs, has received options to purchase 443,750 shares and 89,500 shares of restricted stock; Dr. Marianne Porter, Senior Vice President, Chief Regulatory and Drug Safety Officer, has received options to purchase 361,750 shares and 89,166 shares of restricted stock; and Williamson Bradford, M.D., Ph.D., Senior Vice President, Clinical Science and Biometrics, has received options to purchase 354,750 shares and 89,166 shares of restricted stock. All of the Company’s executive officers as a group have received options to purchase an aggregate of 3,890,503 shares and 943,997 shares of restricted stock under the Incentive Plan. Non-executive directors have not received options to purchase shares or shares of restricted stock under the Incentive Plan except for Dr. Ekman, who received options to purchase 15,000 shares of common stock in September 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2010 regarding our equity compensation plans, all of which have been approved by our stockholders.

Plan Description	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Amended and Restated 2000 Equity Incentive Plan(1)	4,551,553	$16.02	1,291,773
Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan	668,839	$19.10	353,257
2000 Employee Stock Purchase Plan(4)	—	—	1,424,537

Total(2)(3)	5,220,392		3,069,567

(1)	Does not include 1,950,000 shares to be added to the Incentive Plan pursuant to the March 2011 amendment to the Incentive Plan, if approved by stockholders.

(2)	The weighted average remaining contractual term for all outstanding options at December 31, 2010 was 5.1 years.

(3)	As of December 31, 2010, there were 1,100,367 restricted stock awards that had not yet vested.

(4)	The 2000 Employee Stock Purchase Plan had included an evergreen provision which automatically added shares to the share reserve of such plan on an annual basis. In March 2006, the Board decided to amend the plan to eliminate the evergreen provision and accordingly, no shares have been added to the share reserve pursuant to such evergreen provision since 2006.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 28, 2011 (except as otherwise noted) by (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table below (the “Named Executive Officers”); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company based on publicly available records to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Name and, in the Case of Greater Than 5% Stockholders, Address of Beneficial Owner	Number of Shares	Shares Issuable Under Options Exercisable Within 60 Days of February 28, 2011	Percent of Total Outstanding Shares Beneficially Owned
Warburg, Pincus Equity Partners, L.P.(2)	9,485,209	—	16.7%
466 Lexington Avenue New York, NY 10017
Fidelity Management & Research Company LLC(3)	8,404,690	—	14.8
82 Devonshire Street Boston, MA 02109
QVT Financial LP (4)	3,605,332	—	6.4
1177 Avenue of the Americas, 9th Floor New York, NY 10036
Visium Asset Management, LP.(5)	3,509,583	—	6.2
950 Third Avenue, 29th Floor New York, NY 10022
Sectoral Asset Management, Inc. (6)	3,199,653	—	5.6
2120-1000 Sherbrooke St. West Montreal PQ H3A 3G4 Canada
BlackRock, Inc.(7)	3,005,665	—	5.3
40 East 52nd Street New York, NY 10022
Daniel G. Welch	376,414	625,398	1.8
John C. Hodgman	64,413	167,706	*
Williamson Z. Bradford, M.D., Ph.D.	69,128	226,270	*
Steven B. Porter, M.D., Ph.D.	69,298	229,249	*
Marianne Porter, Ph.D.	67,403	156,883	*
Louis Drapeau	2,000	74,000	*
Lars G. Ekman, M.D., Ph.D.	—	100,753	*
James I. Healy, M.D., Ph.D.	13,049	181,393	*
David S. Kabakoff, Ph.D.	52,002	55,000	*
Jonathan S. Leff(2)(8)	9,525,209	185,499	17.1
All named executive officers and directors as a group	10,238,916	2,002,151	21.6

*	Less than one percent

(1)	This table is based upon information supplied by officers, directors and principal stockholders, and Schedule 13D’s and 13G’s filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 56,713,649 shares outstanding on February 28, 2011, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed in this table is c/o InterMune, Inc. at the address on the first page of this proxy statement.

(2)	Based upon a Schedule 13D/A filed with the SEC on January 27, 2010. Includes 9,485,209 shares held by Warburg, Pincus Equity Partners, L.P., a limited partnership organized under the laws of Delaware (“WPEP”), Warburg Pincus & Co., a general partnership organized under the laws of New York (“WP”), Warburg Pincus LLC, a limited liability company organized under the laws of New York (“WP LLC”), Warburg Pincus Partners, LLC, a limited liability company organized under the laws of New York (“WPP LLC”), Charles R. Kaye, a United States citizen (“Mr. Kaye”), and Joseph P. Landy, a United States citizen (“Mr. Landy” and together with WP, WP LLC, WPP LLC, WPEP and Mr. Kaye, the “Warburg Pincus Reporting Persons”). WPEP has two affiliated partnerships: Warburg, Pincus Netherlands Equity Partners I, C.V., a limited partnership organized under the laws of the Netherlands (“WPNEP I”), and Warburg, Pincus Netherlands Equity Partners III, C.V., a limited partnership organized under the laws of the Netherlands (“WPNEP III”, and together with WPNEP I and WPEP, the “Investors”). Each of the Warburg Pincus Reporting Persons may be deemed to share the power to vote or to direct the vote and to dispose or to direct the disposition of the 9,485,209 shares they may be deemed to beneficially own. Mr. Kaye and Mr. Landy are Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the other Warburg Pincus Reporting Persons. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Investors. Jonathan S. Leff is a managing director of WP LLC and a partner of WP. Mr. Leff disclaims beneficial ownership of the shares held by these entities except to the extent of any indirect pecuniary interest therein.

(3)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2011 by FMR LLC. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of the 8,404,690 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 5,603,117 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 8,404,690 shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(4)	Based upon a Schedule 13G/A filed with the SEC on February 11, 2011 by QVT Financial LP (“QVT”). QVT is the investment manager for QVT Fund LP (the “Fund”), which beneficially owns 3,322,362 shares of Common Stock, consisting of 3,250,752 shares of Common Stock and an additional 71,610 shares of Common Stock issuable upon conversion of the Issuer’s convertible notes. QVT Financial is also the investment manager for Quintessence Fund L.P. (“Quintessence”), which beneficially owns 362,418 shares of Common Stock, consisting of 354,580 shares of Common Stock and an additional 7,838 shares of Common Stock issuable upon conversion of the Issuer’s convertible notes. QVT has the power to direct the vote and disposition of the Common Stock held by the Fund and Quintessence. Accordingly, QVT may be deemed to be the beneficial owner of an aggregate amount of 3,684,780 shares of Common Stock, consisting of the shares owned by, or underlying notes owned by, the Fund and Quintessence.

(5)	Based upon a Schedule 13F filed with the SEC on February 14, 2011 by Visium Asset Management, LP (“Visium”) and Jacob Gottlieb (“Gottlieb”). Visium, in its capacity as a registered investment advisor, has the sole right to dispose of or vote the shares. Gottlieb disclaims beneficial ownership of the shares held by Visium, except to the extent of his pecuniary interests therein.

(6)

Based upon a Schedule 13G/A filed with the SEC on February 9, 2011 by Sectoral Asset Management Inc. (“Sectoral”), Jérôme G. Pfund and Michael L. Sjöström. Sectoral is a registered investment adviser and a parent holding company or control person. Sectoral, in its capacity as an investment adviser, has the sole right to dispose of or vote the shares. Jérôme G. Pfund and Michael L. Sjöström, together, hold majority of shares of Sectoral. Sectoral and Messrs. Pfund and Sjöström disclaim beneficial ownership of the shares held by Sectoral.

(7)	Based upon a Schedule 13G/A filed with the SEC on February 4, 2011 by BlackRock, Inc. (“BlackRock”). BlackRock is a registered investment advisor. BlackRock has the sole power to vote or direct the vote of, and the sole power to dispose or direct the disposition of, the 3,005,665 shares. BlackRock is a parent holding company or control person.

(8)	Mr. Leff is a managing director of WP LLC and a partner of WP. Mr. Leff disclaims beneficial ownership of the shares held by these entities except to the extent of any indirect pecuniary interest therein. Of the Common Stock indicated as owned by Mr. Leff, 9,485,209 shares are included because of his affiliation with the Warburg Pincus Reporting Persons and 40,000 shares of Common Stock are directly held by Mr. Leff. Mr. Leff disclaims beneficial ownership of the shares held by the Warburg Pincus Reporting Persons.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, with the exception of a late Form 4 filing for Dr. Lars G. Ekman with respect to one (1) transaction which was subsequently reported on a Form 4 on September 27, 2010.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Overview of the Company’s Compensation Program

The Compensation and Governance and Nominating Committee (the “Committee”), composed entirely of independent directors, as independence is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules, administers the Company’s executive and equity compensation programs. The Committee (i) oversees the Company’s compensation and benefit plans and policies, (ii) administers its stock plans (including reviewing and approving equity grants to all Company employees and making recommendations to the Board for equity grants to the Company’s executive officers) and (iii) reviews annually all compensation matters relating to the Company’s executive officers, including the Named Executive Officers, and makes recommendations to the Board, which has responsibility for approving all compensation matters relating to the Company’s executive officers, including the Chief Executive Officer. The Company’s Named Executive Officers for 2010 are Daniel G. Welch, Chairman, Chief Executive Officer and President; John Hodgman, Chief Financial Officer and Senior Vice President, Finance; Steven Porter, M.D., Ph.D., Chief Medical Officer and Senior Vice President, Clinical Affairs; Marianne Porter, Ph.D., Senior Vice President, Chief Regulatory and Drug Safety Officer; and Williamson Bradford, M.D., Ph.D., Senior Vice President, Clinical Science and Biometrics.

Charter of the Compensation and Governance and Nominating Committee

The charter of the Committee (the “Charter”) reflects the above-described responsibilities, and the Committee and the full Board annually review and periodically revise the Charter as necessary. The full text of the Charter is posted on the Company’s website at http://www.intermune.com/pdf/Charter_of_the_Compensation_and_Governance_and_Nominating_Committee.pdf. The Committee’s membership is determined by the Committee and the full Board.

The Committee’s General Compensation Philosophy

The Committee’s philosophy for the Company’s compensation and benefits programs are:

•

to attract and retain executive officers capable of leading the Company to fulfill its business objectives by offering competitive compensation opportunities that reward individual contributions as well as overall corporate performance;

•	to provide competitive compensation opportunities consistent with industry practices where the Company competes for talent, with a specific emphasis on the San Francisco Bay Area;

•	to encourage executives to focus on the achievement of corporate and individual objectives by emphasizing the importance of cross-function collaboration;

•	ensure that the elements of compensation, individually and in the aggregate, do not encourage excessive risk-taking; and

•	to motivate the executives to create long-term sustainable value for our stockholders by aligning individual incentives with stockholder value creation.

Committee Actions Taken During 2010

The Committee recognizes the importance of establishing sound principles for developing and administering compensation and benefits programs, and has taken actions to ensure that such compensation and benefits programs effectively carry out the Committee’s responsibilities as well as maintain strong links between executive pay and the Company’s performance.

As further described below, examples of Committee actions that the Committee has taken include:

•	continued to engage, on an annual basis, an experienced, independent compensation consultant to advise on executive and equity compensation matters;

•	continued the practice of holding Executive Sessions without Company management present at certain Committee meetings; and

•	continued to maintain a strong link between annual pay for the Named Executive Officers, including the Chief Executive Officer, and stockholder value through specific objectives.

Total Compensation

Total compensation for the Company’s Named Executive Officers includes base salary, annual cash incentive awards, long-term equity incentive awards and certain benefits. Annual cash incentive awards consist of cash incentive bonuses based on satisfying corporate goals established for the year by the Board as well as on meeting individual performance objectives set by the Chief Executive Officer. In addition, Named Executive Officers may receive long-term equity incentive awards in the form of grants of options to purchase shares of the Company’s common stock, with exercise prices set at fair market value on the date of grant, or restricted stock awards, to reinforce long-term decision making and a focus on stockholder value creation.

The Committee believes that due to the Company’s current business stage as a research and development biotechnology company that expects to begin commercialization in the European Union in 2011, traditional measures of corporate performance, such as earnings per share or sales growth, do not readily apply in reviewing performance of the Company and the executive officers. Therefore, in addition to traditional measures of performance, in making recommendations to the Board regarding the compensation of the Company’s Named Executive Officers, the Committee looks to other indicia of performance, such as:

•	the progress of the Company’s research and clinical trial development programs,

•	management of Company assets,

•	generation and protection of intellectual property assets,

•	regulatory developments,

•	corporate development activities, and

•	success in securing capital sufficient to allow the Company to achieve its objectives.

Assessment of performance on these qualitative factors necessarily involves a subjective assessment by the Committee of corporate performance, and the Committee presents its recommendations to the Board for approval. Moreover, the Committee does not base its recommendations to the Board regarding corporate performance or executive compensation on any single performance factor, but rather considers several factors, including overall change in stockholder value, and both corporate and individual performance. In addition, total compensation paid by the Company to its executive officers is designed to be competitive with the range of compensation packages paid to the executive management of other companies of comparable size, complexity and geographical location in the biotechnology industry. Toward that end, each year the Committee reviews various independent industry surveys, consults with an independent executive compensation consultant who reports directly to the Committee, and gathers data to prepare its recommendations to the Board for approval. Please refer to the “Independent Compensation Consultant” section below for further discussion.

The Committee believes that the midpoint salary, target annual cash incentive award levels and target long-term equity incentive award values should be set in part by reference to the competitive practices of a select peer group of biotechnology companies and also the broader biotechnology industry, based upon available survey data. Primary emphasis is placed on the peer group data, with the broader survey data serving as additional validation of the accuracy of the peer group information. The Committee assesses the compensation practices of a peer group of biotechnology companies, many of which also are located in the San Francisco Bay Area, which reflects the primary talent market for all positions within the Company, as well as the cost of living factors that influence compensation levels in each unique biotechnology market. The Committee considered company size as measured by headcount, business complexity, research and development portfolio and other criteria to choose these companies.

Based on these criteria, the companies selected by the Committee for 2010 are:

Affymax	Myriad Genetics
Arena Pharmaceutical	NPS Pharmaceuticals
Auxilium Pharmaceuticals	Onyx Pharmaceuticals
BioMarin Pharmaceuticals	Pain Therapeutics
Cubist Pharmaceuticals	Progenix Pharmaceuticals
Exelixis	Theravance Pharmaceutical
Human Genome Sciences	United Therapeutics
Idenix	Xenoport
ISIS Pharmaceuticals	Zymogenetics

Because the Company’s business remained essentially unchanged between 2009 and 2010, no detailed analysis of comparators was done in 2010 and the list of comparator companies remained changed from 2009.

The Committee also uses a broader biotechnology industry survey data consisting primarily of national companies in the industry that best align with our market capitalization, drug pipeline, capital burn rate and number of total employees in determining the competitive positioning of pay for recommendation to the Board. The peer group and broader biotechnology industry benchmark can change from time to time based on the criteria stated above as part of the Committee’s review of our compensation practices. Collectively, the peer group and survey data from the market benchmarks for determining compensation programs, practices and levels. In general, the industry survey data is used to determine competitive ranges for salary and annual cash bonus targets for non-executive employees, while peer group data is used to determine salary and annual cash bonus targets for executives, as well as both initial and ongoing equity grants for all employees. In addition to reviewing executive officers’ compensation against the benchmarks, the Committee also considers recommendations from the Chief Executive Officer regarding total compensation for those executives reporting directly to him, including the Named Executive Officers. Management provides the Committee with historical and prospective breakdowns of the total compensation components for each executive officer to inform its decisions.

In addition to the external benchmarks, the Committee considers internal pay equity among and between members of the Company’s executive management team in making compensation-related recommendations to the Board. In doing so, the Committee considers, with regard to each member of the executive management team, the individual’s:

•	span of control,

•	potential impact on the Company’s key programs,

•	number of direct and indirect reports,

•	budgetary responsibility,

•	relative skills within the individual’s area of expertise, and

•	industry experience.

In examining long-term incentives for the Named Executive Officers, the Committee examines the equity holdings of each Named Executive Officer, including an analysis of the vested/unvested equity value and holdings for such executive. This information is used in determining equity compensation actions that may be taken to ensure the program reinforces a commitment to long-term decision making, the retention objectives for the Named Executive Officers and the future contribution that is expected of the incumbents.

The Committee has reviewed total summary compensation information for each of the Named Executive Officers in 2010, consisting of all components of the Named Executive Officers’ 2010 compensation, including current pay (salary and bonus), outstanding equity awards, benefits, perquisites and potential change-in-control severance payments.

Independent Compensation Consultant

In addition to using the Company’s Human Resources, Finance and Legal departments, the Committee engaged Radford, a division of Aon Corporation, as its independent outside compensation consultant (“Radford”). Radford reports directly to the Committee, advising the Committee on all material matters relating to executive, equity and employee compensation. In 2010, the Committee directed Radford to survey the peer group companies and benchmark executive compensation practices among those companies and across the defined benchmarks to determine the Company’s competitive position with regard to executive compensation. At that time and at the Committee’s direction, Radford examined cash compensation, incentive plan design, long-term incentive programs, equity dilution and contractual obligations under the Company’s programs. The Committee also directed Radford to examine the Company’s overall compensation program to ensure alignment with the Company’s strategy, compensation philosophy and fairness in the administration of the Company’s programs. The Committee may make other requests to Radford on an ad hoc basis to address compensation matters concerning the Board and executive officers.

Neither Radford nor Aon Corporation advises the Company or its management, and neither receives any compensation from the Company, other than annual professional fees of less than $120,000 in providing services for the executive salary review and other consulting services as described above. The Committee’s advisor attended the majority of the meetings of the Committee during 2010.

Internal Revenue Code Section 162(m)

The Committee has not adopted a policy with respect to the application of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the corporation’s chief executive officer and the three other most highly compensated executive officers, other than the chief financial officer. Qualified performance-based compensation, including stock options granted under the Amended and Restated 2000 Equity Incentive Plan in accordance with the restrictions described above, is not intended to be subject to the deduction limitation if certain requirements are met. The Company generally intends to grant stock options to its executive officers in a manner that satisfies the requirements for qualified performance-based compensation to avoid any disallowance of deductions under Section 162(m).

Elements of Compensation

The total compensation program for the executive officers of the Company consists of the following:

•	base salaries,

•	annual cash incentive awards,

•	long-term equity incentive awards; and

•	certain other benefits.

As set out in greater detail below, each element of the Company’s total compensation program is intended to serve the Company’s overall objectives, as described above. The Committee does not have a set formula for determining the mix of each pay element, and instead ensures that compensation across all elements is fair and consistent with the Company’s philosophy as a whole.

Base Cash Salaries

The base salaries of the Named Executive Officers are reviewed by the Committee and the Board on an annual basis, as well as at the time of a promotion or other material change in responsibilities. Any increases in base salary are based on an evaluation of the particular individual’s performance and level of pay compared to the benchmarks, as well as the individual’s criticality to the Company’s future plans.

Merit increases normally take effect in the first fiscal quarter of the year and typically are retroactive to January 1st of such year. Consistent with the peer group data, and in order to maintain compensation parity with peers, the base salaries for each of the Named Executive Officers were increased by approximately 3.0% in 2010.

In recommending the base salaries for each of the Named Executive Officers for 2010 to the Board, the Committee took into account:

•

Radford’s analysis of base salaries for similar positions at the peer companies, as well as general benchmark data for biotechnology companies similar in size to the Company, and Radford’s resulting specific salary recommendations;

•	the individual’s particular experience in the biotechnology or pharmaceutical industries;

•	the scope of the executive’s responsibilities and the executive’s criticality to achieving the Company’s business goals; and

•	the performance of that executive against predetermined corporate goals and objectives.

The Board and the Committee determined that base salaries for 2009 were competitive with those at the peer group companies and appropriate based on each individual executive’s experience, responsibilities and performance. The Board and the Committee determined that the base salaries were competitive because each Named Executive Officer was paid at approximately the 60th percentile of executives in similar positions at the Company’s peer group companies, consistent with the Company’s overall compensation philosophy. The following table sets forth information regarding each Named Executive Officer’s base salary:

Executive	2010 Base Salary ($)
Daniel G. Welch	$663,044
John Hodgman	352,262
Steven Porter, M.D., Ph.D.	350,151
Marianne Porter, Ph.D.	347,717
Williamson Bradford, M.D., Ph.D.	326,737

Annual Cash Incentive Awards

The Named Executive Officers receive annual cash incentive awards under the Company-wide performance bonus program. For each Named Executive Officer, other than the Chief Executive Officer (whose bonus is discussed below), the annual cash incentive target is set at 35% of the executive’s base salary. For those executives, 70% of the target annual cash incentive is linked to successful achievement of specified corporate goals that the Board determines annually for the current fiscal year, although the Board retains discretion to apply qualitative judgments in assessing performance. The remaining 30% of the target annual cash incentive is linked to performance versus the executive’s individual objectives as determined by the Chief Executive Officer. Under the plan approved by the Board, the Named Executive Officers can earn an award ranging from 0% to 150% of the annual cash incentive target based on Company and individual performance. Under the terms of Mr. Welch’s offer letter agreement, his annual cash incentive target is 75% of his base salary. For Mr. Welch, 80% of the target annual cash incentive is linked to successful achievement of specified corporate goals while the remaining 20% of the target annual cash incentive is linked to performance versus Mr. Welch’s individual objectives as determined by the Board. Mr. Welch may earn up to 200% of his target bonus, meaning that he may earn up to 150% of his base salary.

In recommending the target level of annual cash incentive awards to the Board, which approved them, the Committee compared the Company’s total cash compensation (annual base salary plus annual cash incentive) levels to data from the approved peer group, as well as from the Radford 2010 Biotechnology Compensation Report relating to public biotechnology companies with 150 to 500 employees, as well as the approved peer group (the “Radford Benchmarks”). In addition, the Committee used the services of Radford to conduct its periodic review of the effectiveness and competitiveness of the Company’s executive compensation. As noted above, primary emphasis was placed on the peer group data, with the broader survey data serving as additional validation of the accuracy of the peer group information. For 2010, the Committee generally targeted total cash compensation at the 60th percentile, based on Company and individual performance, and with reference to the Radford Benchmarks. Each of the Named Executive Officers received total cash compensation that is at, or slightly above or below, the 60th percentile as determined above.

For the purposes of the annual cash incentive awards for 2010, the material corporate goals are as set forth below:

•	Obtain FDA approval of pirfenidone for the treatment of idiopathic pulmonary fibrosis;

•	Establish a revised regulatory strategy for US approval of pirfenidone for the treatment of idiopathic pulmonary fibrosis following the FDA’s Complete Response Letter of May 4, 2010;

•	Submit and defend our Marketing Authorization Application with the European Medicines Agency for pirfenidone for the treatment of idiopathic pulmonary fibrosis; and

•	Secure additional working capital and meet pre-determined financial targets, such as year-end cash balance.

In addition to the material corporate goals described above, the Committee set numerous other corporate goals in the areas of regulatory, clinical development and medical affairs, finance and research against which overall corporate performance was determined. No single one of these other corporate goals could have a material impact on the compensation payable to our Named Executive Officers. These corporate goals were set at levels the Committee determined were challenging but could be achieved based on the Company’s budget and internal projections and would require our Named Executive Officers and other employees to maintain a high level of performance and dedication throughout 2010 in order to attain.

Individual performance objectives for the Named Executive Officers, and the Company’s Chief Executive Officer’s determination (or the Board’s determination with respect to the Chief Executive Officer) of achievement for each Named Executive Officer, for 2010 included the following, all of which were achieved, with the exception of the goal to obtain FDA approval of pirfenidone:

Executive	2010 Objectives

Daniel G. Welch

•    Assure achievement of all of the Company’s Objectives and the individual objectives of the other Named Executive Officers, as referenced in this table below

•    Develop and execute on both annual operating plan and long-term strategic plan

•    Develop and mentor the senior executive team

•    Communicate the company strategies and plans to investors and financial analysts

John Hodgman	• Finish 2010 with a cash balance of at least $92 million • Raise capital as required to meet the Company’s operating needs

Steven Porter, M.D., Ph.D.

•    Obtain FDA approval of pirfenidone for the treatment of idiopathic pulmonary fibrosis

•    Establish a revised regulatory strategy for US approval of pirfenidone for the treatment of idiopathic pulmonary fibrosis following the FDA’s Complete Response Letter of May 4, 2010

•    Submit and defend the Company’s Marketing Authorization Application with the European Medicines Agency for pirfenidone for the treatment of idiopathic pulmonary fibrosis

Marianne Porter, Ph.D.

•    Obtain FDA approval of pirfenidone for the treatment of idiopathic pulmonary fibrosis

•    Establish a revised regulatory strategy for US approval of pirfenidone for the treatment of idiopathic pulmonary fibrosis following the FDA’s Complete Response Letter of May 4, 2010

•    Submit and defend the Company’s Marketing Authorization Application with the European Medicines Agency for pirfenidone for the treatment of idiopathic pulmonary fibrosis

•    Prepare strategies for the registration of pirfenidone in other countries

Executive	2010 Objectives
Williamson Bradford, M.D., Ph.D.

•    Obtain FDA approval of pirfenidone for the treatment of idiopathic pulmonary fibrosis

•    Establish a revised regulatory strategy for US approval of pirfenidone for the treatment of idiopathic pulmonary fibrosis following the FDA’s Complete Response Letter of May 4, 2010

•    Submit and defend the Company’s Marketing Authorization Application with the European Medicines Agency for pirfenidone for the treatment of idiopathic pulmonary fibrosis

On March 21, 2011, the Committee met to consider the achievement of the goals for the annual cash incentive awards of the Company’s Named Executive Officers for fiscal year 2010. The Committee considered the performance of the Named Executive Officers and the Company generally in relation to the Company’s 2010 corporate performance goals and made its recommendations to the Board on March 21, 2011 for approval by the Board. The Board determined that the Company successfully achieved its 2010 Board-approved corporate performance goals, with some achievements exceeding expectations as described below. Again, the material corporate goals that were achieved for 2010 are as follows:

•	Establish a revised regulatory strategy for US approval of pirfenidone for the treatment of idiopathic pulmonary fibrosis following the FDA’s Complete Response Letter of May 4, 2010;

•	Submit and defend our Marketing Authorization Application with the European Medicines Agency for pirfenidone for the treatment of idiopathic pulmonary fibrosis;

•	Secure additional working capital through financing activities and managing debt, and meeting pre-determined financial targets, such as year-end cash balance; and

•	Achieve multiple other Company objectives in the areas of Medical Affairs, intellectual property, Research and others.

Although the Company did not meet the objective of obtaining FDA approval of pirfenidone for the treatment of idiopathic pulmonary fibrosis, the Company exceeded objectives in the performance of other critical goals, including obtaining a positive opinion from the European Committee for Medicinal Products for Human Use in November 2010. As a result of the Company’s 2010 performance, the Committee recommended to the Board that the corporate component of 2010 annual incentive compensation (which accounts for 70% of the target annual cash incentive for Named Executive Officers other than the Chief Executive Officer, and for 80% of the target annual cash incentive for the Chief Executive Officer) be established at 110%.

Based on the Committee’s recommendations and determinations, the Board approved cash bonus for executive officers considering each individual’s performance as assessed by the Chief Executive Officer against the pre-defined objectives and the achievement of the corporate objectives. The amount of each Named Executive Officer’s annual cash incentive was calculated as set forth in the table below.

Executive	Individual Objective Achievement	Corporate Objective Achievement	Total Annual Cash Incentive
Daniel G. Welch(1)	150%	110%	$811,794
John Hodgman(2)	150%	110%	$165,416
Steven Porter, M.D., Ph.D.(3)	150%	110%	$224,515
Marianne Porter, Ph.D.(4)	150%	110%	$248,475
Williamson Bradford, M.D., Ph.D.(3)	150%	110%	$214,517

(1)	As a result of Mr. Welch’s personal contributions and overall leadership in the Company’s over-achievements of the material corporate goals set forth above, during a very challenging period for the Company, the Board established Mr. Welch’s individual objective achievement at 150%. The Board also awarded Mr. Welch an additional bonus of $225,000.

(2)	As a result of Mr. Hodgman’s personal contributions and leadership in the overachievement of the corporate goals relating to financial performance, the Chief Executive Officer recommended and the Board approved establishing Mr. Hodgman’s individual objective achievement of 150%. The Chief Executive Officer recommended and the Board approved an additional bonus for Mr. Hodgman of $15,000.

(3)	As a result of Dr. Steven Porter’s and Dr. Bradford’s personal contributions and leadership in the achievement of the corporate goals relating to the submission and defense of the MAA filing and other important Company objectives the Chief Executive Officer recommended and the Board approved establishing Dr. Steven Porter’s and Dr. Bradford’s individual objective achievement of 150%. The Chief Executive Officer recommended and the Board approved an additional bonus for each Dr. Steven Porter and Dr. Bradford of $75,000.

(4)	As a result of Dr. Marianne Porter’s personal contributions and leadership in the overachievement of the corporate goals relating to the submission and defense of the MAA filing and other important Company objectives the Chief Executive Officer recommended and the Board approved establishing Dr. Marianne Porter’s individual objective achievement of 150%. The Chief Executive Officer recommended and the Board approved an additional bonus for Dr. Marianne Porter of $100,000.

Long-term Equity Incentive Compensation

The Committee uses the grant of stock options and shares of restricted stock under the Company’s equity incentive plans to align the interests of stockholders and management. Options and shares of restricted stock granted to Named Executive Officers are intended to provide a continuing financial incentive to maximize long-term value to stockholders and to help keep the executive’s total compensation opportunity competitive. Annual equity incentive grants are determined with reference to the peer group data, specifically annual value transfer, percentage of a peer company’s total equity granted annually to each Named Executive Officer, and the actual number of shares and/or options granted to each peer Named Executive Officer. In addition, because stock options generally become exercisable over a period of several years and grants of shares of restricted stock are subject to a declining risk of forfeiture by the Company over a period of several years, such grants encourage executives to remain in the long-term employ of the Company.

In addition to annual equity incentive grants, the Company typically grants options and/or shares of restricted stock to Named Executive Officers:

•	when the Named Executive Officer first joins the Company,

•	in connection with a significant change in responsibilities,

•	as needed for ongoing retention, and

•	occasionally, to achieve equity within the Radford Benchmarks.

In general, newly-hired Named Executive Officers receive a grant of options only as an initial incentive; ongoing grants generally tend to be a blend of options and shares of restricted stock in order to reduce the Company’s overall annual equity burn rate. When granting shares of restricted stock in 2010, the Company calculated the number of shares using a 2.5:1 ratio of options grants to shares of restricted stock. In determining the size of an option grant or grant of shares of restricted stock to a Named Executive Officer, the Board takes into account the following criteria:

•	the officer’s position and level of responsibility within the Company,

•	the existing stock and unvested option holdings previously granted by the Company to the officer in connection with his or her employment with the Company,

•	the potential reward to the officer if the underlying price of the Company’s stock appreciates in the public market, and

•	the practices of the Company’s competitors as set out in independent compensation surveys provided to the Committee by Radford, primarily with reference to the Radford Benchmarks.

The per share exercise price of the Company’s stock options is set as the per share closing trading price of the Company’s common stock on the date of grant as reported by NASDAQ.

The following table sets forth the equity grants made to each Named Executive Officer in 2010:

Executive	Shares of Restricted Stock Granted
Daniel G. Welch	150,000
John Hodgman	35,000
Steven Porter, M.D., Ph.D.	35,000
Marianne Porter, Ph.D.	35,000
Williamson Bradford, M.D., Ph.D.	35,000

Executive	Stock Options Granted
Daniel G. Welch	375,000
John Hodgman	87,500
Steven Porter, M.D., Ph.D.	87,500
Marianne Porter, Ph.D.	87,500
Williamson Bradford, M.D., Ph.D.	87,500

None of the equity granted to the Named Executive Officers set forth above vested in 2010. See footnote (1) to the table under “Grants of Plan-Based Award” below which describes the vesting mechanism for such restricted stock.

The Company’s general policy is to grant options on fixed dates generally during open trading windows and on dates determined in advance, although there may be occasions when grants are made on other dates. All required approvals are obtained in advance of or on the actual grant date. The Company does not time the granting of our options with any favorable or unfavorable news released by the company.

Other Benefits

The Named Executive Officers also are eligible to participate in other benefit plans and programs made available to other eligible full-time employees, such as the Company’s (1) health insurance and other welfare benefit programs, (2) Amended and Restated 2000 Employee Stock Purchase Plan, and (3) 401(k) plan.

Post-Termination Compensation and Benefits

The Company has entered into a written agreement with Mr. Welch which, among other things, provides that if (i) Mr. Welch’s employment is terminated without cause (as defined in the agreement) or (ii) Mr. Welch resigns for good reason (as defined in the agreement), Mr. Welch will, subject to certain conditions, be entitled to receive certain benefits, including two years’ base salary, two years’ target annual cash incentive, two years’ benefits continuation, and two years’ accelerated vesting of outstanding equity grants or, if such termination or resignation takes place following a change of control (as defined in the agreement) accelerated vesting of all outstanding equity grants. To the extent that Mr. Welch incurs an excise tax as a result of taxes imposed on him under Section 4999 of the IRC, the Company will gross-up such payments to make Mr. Welch whole on an after-tax basis.

The Company has entered into written agreements with each executive officer in addition to Mr. Welch to provide that in the event of a change of control (as defined in the agreements) of the Company that results in (i) such executive officer’s employment is terminated by the Company without cause or (ii) the executive officer resigns for good reason (as defined in the agreements), such executive officer will, subject to certain conditions, be entitled receive certain benefits, including two years’ base salary and two years benefits continuation, immediate vesting of all outstanding equity grants, and certain transition management services. If an executive officer, other than Mr. Welch, is terminated without cause by the Company and such termination is not the result of a change of control, such executive officer (provided such officer has been employed with the Company for at least two years) will receive twelve months’ base salary, twelve months’ benefits continuation and twelve months’ equity award vesting acceleration. In addition, such officer will receive a pro-rated target annual cash incentive award if such termination takes place in the second half of the year.

The Committee believes these agreements are necessary to retain the Company’s executive officers. Because mergers and acquisitions are common in the biotechnology industry, the Committee believes that these agreements, which provide executive officers with some measure of financial security in the event of a change of control of the Company, are essential to encouraging the executives to remain with the Company to achieve its business goals. Absent such protections, the Committee believes that executives would be more inclined to pursue opportunities with other organizations that do provide this protection or seek opportunities in industries they perceive would be less vulnerable to such changes of control. The Committee intends to review the need for these agreements periodically (at least annually) to determine whether they continue to be required. The terms of severance pay and benefits set out in the agreements were determined with reference to competitive benchmarks (i.e., the practices of other biotechnology companies with 150-500 employees and other companies with which InterMune competes for talent). Radford has confirmed in 2009 that the severance pay and benefits are substantially similar to those at those at the benchmark companies and therefore are appropriately competitive.

2010 COMPENSATION AND GOVERNANCE AND NOMINATING COMMITTEE REPORT(2)

The Compensation and Governance and Nominating Committee (the “Committee”) currently consists of Mr. Jonathan Leff (Chairman), Mr. Louis Drapeau and Dr. Lars Ekman, each of whom is an independent director, as independence is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules. The following is a report of the Committee describing the compensation policies applicable to the Company’s executive officers during the fiscal year ended December 31, 2010.

Assessment of Risk

The Committee believes that our executive compensation policies and practices are not reasonably likely to have a material adverse effect on the Company in the future. Although performance-based compensation constitutes a significant percentage of our executives’ overall total compensation (and, the Committee believes, thereby motivates our executives to help fulfill our corporate mission and vision, including specific and focused company performance objectives), the non-performance based compensation also is a sufficiently high percentage of overall total compensation that the Committee does not believe that unnecessary or excessive risk taking is encouraged by the performance-based compensation. In addition, a significant portion of executives’ performance-based compensation is in the form of long-term equity incentives that the Committee does not believe encourages unnecessary or excessive risk because they generally vest over a three to four-year period of time, thereby focusing the executives on the Company’s long-term interests. The Committee believes that performance-based compensation does not constitute a significant percentage of our non-executive employees’ overall total compensation, and therefore does not encourage such employees to take unnecessary or excessive risk.

By design, the Committee does not believe our compensation policies and practices for any of our employees, including executives, incentivize excessive risk taking. The Committee does not believe the base salary component of the Company’s compensation practices encourages risk-taking because it is a fixed amount. The current annual cash incentive program has the following risk-limiting characteristics:

•	Annual cash incentive awards to each employee are limited to a fixed maximum as part of the annual cash incentive program;

•	Awards are made based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	Annual cash incentive awards are not made in the form of stock options, which may provide an asymmetrical incentive to take unnecessary risks to increase Company stock price; and

•	Members of the Committee recommend to the Board the final annual cash bonus awards in their discretion, after their review of individual and corporate performance.

In addition, our annual equity incentive award program has the following risk-limiting characteristics:

•

Annual equity grants are awarded based on the recommendation of the Committee’s independent consultant, which in turn bases its recommendations on market metrics and the practices of pre-defined comparator companies; and

•	Equity awards vest over a multiple of years, which aligns the interests of employees to long-term shareholder interests.

As a matter of best practice, we will continue to monitor our compensation policies and practices.

Compensation Discussion and Analysis

The Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s definitive proxy statement on Schedule 14A for the Annual Meeting, certain portions of which are incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, each as filed with the SEC.

COMPENSATION AND GOVERNANCE AND NOMINATING COMMITTEE

Jonathan S. Leff — Chairman
Lars G. Ekman
Louis Drapeau

(2)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically incorporates it by reference in such filing.

COMPENSATION AND GOVERNANCE AND NOMINATING COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010, the Compensation and Governance and Nominating Committee was comprised of Mr. Leff, Mr. Drapeau and Dr. Ekman. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board or Compensation and Governance and Nominating Committee.

EXECUTIVE COMPENSATION

Compensation of Directors

Directors, other than the Lead Independent Director, who are neither employees of nor consultants to the Company (each, a “non-employee director”) receive an annual retention fee of $50,000, paid on a quarterly basis. The Lead Independent Director receives an annual retention fee of $75,000, paid on a quarterly basis. The Chairman of the Audit/Compliance Committee is paid an additional annual fee of $15,000, paid on a quarterly basis and each of the Chairmen of the Compensation/Corporate Governance & Nominating Committee and the Science Committee is paid an additional annual fee of $10,000, paid on a quarterly basis. Furthermore, each director is paid, on a quarterly basis, an additional $5,000 per year for each committee he or she serves on.

During 2010, the Company paid an aggregate of $340,000 for such retention and attendance fees. In accordance with Company policy, directors are also reimbursed for reasonable expenses in connection with attendance at Board and committee meetings. During 2010, the Company paid an aggregate of approximately $23,759 for such expenses.

Option Grants. Options for common stock are automatically granted under the Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) as follows:

•

each non-employee director is automatically granted on the date of initial election an initial option for 30,000 shares (an “Initial Grant”) and additionally, each non-employee director who is initially appointed to the Board after the date of the annual grant described below but before the date of the next annual meeting of stockholders will receive on the date of his or her appointment an option to purchase a pro-rated portion of up to 20,000 shares for the portion of the year between such appointment and the next annual meeting;

•	on the day following each annual meeting of the Company’s stockholders, each non-employee director is automatically granted an option for 12,000 shares; and

•

on the day following each annual meeting of the Company’s stockholders, the non-employee Chairman of the Board is automatically granted, in addition to the annual option grant as a non-employee director, an option for 10,000 shares and any person who is appointed as Chairman of the Board after the date of this annual grant but before the date of the next annual meeting of stockholders will receive on the date of his or her appointment an option to purchase a pro-rated portion of the 10,000 shares for the portion of the year between such appointment and the next annual meeting.

These option grants are non-discretionary and are automatically granted under the Directors’ Plan without further action by the Company, the Board or its stockholders.

Vesting. For grants to a non-employee director in his or her capacity as a director, as long as the non-employee director continues to serve with the Company or any of its affiliates (whether in the capacity of a director, consultant or employee): (i) each Initial Grant will vest in monthly installments commencing one month after the date of its grant, at the rate of 1/36th of the total number of shares subject to the option, and (ii) each annual grant for 20,000 shares (or each annual grant for 12,000 shares following the March 2007 amendment of the Directors’ Plan) will vest in monthly installments commencing one month after the date of its grant, at the rate of 1/12th of the total number of shares subject to the option.

For grants to the independent Chairman of the Board in his or her capacity as Chairman, as long as such person continues to serve with the Company as Chairman, each option granted for 10,000 shares will vest in monthly installments commencing one month after the date of its grant, at the rate of 1/12th of the total number of shares subject to the option.

If an annual option grant to a non-employee director or the Chairman of the Board is pro-rated because that person was appointed as a non-employee director or the Chairman of the Board, as the case may be, after the annual grant date, then the vesting schedule for that option grant will be adjusted so that the pro-rated number of shares will vest in equal monthly installments between the grant date of the option and the Company’s next annual meeting of stockholders.

Exercise Price. Options have an exercise price equal to 100% of the fair market value of the Company’s common stock on the grant date.

On May 10, 2010, the Company granted options to purchase an aggregate of 60,000 shares under the Directors’ Plan in the individual amounts of: 12,000 each to Dr. Ekman, Dr. Healy, Mr. Leff, Dr. Kabakoff and Mr. Drapeau having a per share exercise equal to $10.37, the closing trading price of the Company’s common stock on the grant date. On September 20, 2010, the Company granted options to purchase an additional 15,000 shares under the Incentive Plan to Dr. Ekman for Dr. Ekman’s contributions in connection with the Company’s preparation for the FDA’s Pulmonary-Allergy Drugs Advisory Committee held in March 2010 for the Company’s pirfenidone NDA as well as his contributions with respect to the MAA for pirfenidone submitted to the EMA. In 2010, Mr. Leff exercised options to acquire 40,000 shares of the Company’s common stock and Mr. Healy exercised options to acquire 5,000 shares of the Company’s common stock. Shares issued in connection with each of these exercises were issued pursuant to the 1999 Equity Incentive Plan.

Director Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by each of our non-employee members of the Board for the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Total ($)
Louis Drapeau	$70,000	—	$88,645	$158,645
Lars Ekman, M.D., Ph.D.	90,000	—	238,642	328,642
James Healy, M.D., Ph.D.	60,000	—	88,645	148,645
David Kabakoff, Ph.D.	60,000	—	88,645	148,645
Jonathan Leff	60,000	—	88,645	148,645

(1)	Represents the Accounting Standards Codification (“ASC”) Topic 718 grant date fair value of each option granted on May 10, 2010. For a description of the assumptions made to arrive at these amounts, please see Note 13 to the Company’s financial statements in the Company’s Annual Reports on Form 10-K for the year ended December 31, 2010. As of December 31, 2010, each of the following non-employee directors held the respective number of outstanding options to purchase shares of the Company’s common stock: Mr. Drapeau – 75,000 shares; Dr. Ekman – 108,003 shares; Dr. Healy – 187,393 shares; Dr. Kabakoff – 108,002 shares; and Mr. Leff – 196,499 shares.

Compensation of Named Executive Officers

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by each of our Named Executive Officers for all services rendered for the years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)(7)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Daniel Welch(2)	2010	$663,044	—	$1,309,500	$2,227,500	$811,794	$7,690	$5,019,528
Chairman, Chief Executive Officer and President	2009	643,732	—	1,537,800	—	608,327	7,686	2,797,545
	2008	631,110	—	345,150	649,701	473,332	7,075	2,106,368

John Hodgman(3)	2010	$352,262	$—	$305,550	$519,750	$165,416	$8,770	$1,351,748
Senior Vice President and Chief Financial Officer	2009	342,002	95,000	307,560	—	143,641	8,766	896,969
	2008	335,296	180,000	127,828	240,630	113,246	6,686	1,003,686

Steven Porter, M.D., Ph.D.(4)	2010	$350,151	$—	$305,550	$519,750	$224,515	$7,690	$1,407,656
Chief Medical Officer and Senior Vice President, Clinical Affairs	2009	339,953	261,511	307,560	—	153,489	7,686	1,070,199
	2008	333,287	260,000	89,478	168,441	119,567	6,242	977,015

Marianne Porter, Ph.D.(5)	2010	$347,717	$—	$305,550	$519,750	$248,475	$8,770	$1,430,262
Senior Vice President, Chief Regulatory and Drug Safety Officer	2009	337,589	140,000	307,560	—	152,421	8,766	946,336
	2008	330,970	260,000	89,478	168,441	111,785	6,686	967,360

Williamson Bradford, M.D., Ph.D.(6)	2010	$326,737	$—	$305,550	$519,750	$214,517	$6,810	$1,373,364
Senior Vice President, Clinical Science and Biometrics	2009	317,220	206,775	307,560	—	143,225	6,810	981,590
	2008	311,000	180,000	89,478	168,441	111,571	9,099	869,589

(1)	Amounts in these columns represent the aggregate grant date fair value, as calculated in accordance with ASC Topic 718, of restricted stock awards and options granted during 2010, 2009 and 2008 for the Named Executive Officers. For a description of the assumptions made to arrive at these amounts, please see Note 13 to the Company’s financial statements in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2010, 2009 and 2008.

(2)	The Company paid term-life insurance premiums for Mr. Welch in the amount of $1,242 for each of 2008, 2009 and 2010 and he was also reimbursed for gym membership in the amount of $444 for each of 2008, 2009 and 2010. The Company made an employer match in the amounts of $5,000, $6,000 and $6,000 to Mr. Welch as 401K contributions in 2008, 2009 and 2010, respectively.

(3)	The Company paid term-life insurance premiums for Mr. Hodgman in the amounts of $1,242, $2,322 and $2,322 in 2008, 2009 and 2010, respectively and he was also reimbursed for gym membership in the amount of $444 for each of 2008, 2009 and 2010. The Company made an employer match in the amounts of $5,000, $6,000 and $6,000 to Mr. Hodgman as 401K contributions in 2008, 2009 and 2010, respectively.

(4)	The Company paid term-life insurance premiums for Dr. Steve Porter in the amount of $1,242 for each of 2008, 2009 and 2010 and he was also reimbursed for gym membership in the amount of $444 for each of 2009 and 2010. The Company made an employer match in the amounts of $5,000, $6,000 and $6,000 to Dr. Steve Porter as 401K contributions in 2008, 2009 and 2010, respectively.

(5)	The Company paid term-life insurance premiums for Dr. Marianne Porter in the amount of $1,242, $2,322 and $2,322 in 2008, 2009 and 2010, respectively and she was also reimbursed for gym membership in the amount of $444 for 2009 and 2010. The Company made an employer match in the amounts of $5,000, $6,000 and $6,000 to Dr. Marianne Porter as 401K contributions in 2008, 2009 and 2010, respectively.

(6)	The Company paid term-life insurance premiums for Dr. Bradford in the amount of $810 for each of 2008, 2009 and 2010. The Company made an employer match in the amounts of $5,000, $6,000 and $6,000 to Dr. Bradford as 401K contributions in 2008, 2009 and 2010, respectively.

(7)	Bonus amounts reflect retention bonuses paid to each Named Executive Officer since 2008 and for Drs. Steve Porter and Williamson Bradford, each received an additional one-time cash bonus in 2009 for extraordinary performance of $121,511 and $106,775, respectively.

Grants of Plan-Based Award

The following table sets forth summary information regarding all grants of plan-based awards made to our Named Executive Officers for the year ended December 31, 2010.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Target ($)	Maximum ($)
Daniel Welch	6/8/2010	$497,283	$994,566	150,000	375,000	8.73	$3,537,000

John Hodgman	6/8/2010	$123,291	$184,938	35,000	87,500	8.73	825,300

Steven Porter, M.D., Ph.D.,	6/8/2010	$122,553	$183,830	35,000	87,500	8.73	825,300

Marianne Porter, Ph.D.	6/8/2010	$121,701	$182,551	35,000	87,500	8.73	825,300

Williamson Bradford, M.D., Ph.D.	6/8/2010	$114,358	$171,537	35,000	87,500	8.73	825,300

(1)	Target awards are computed at 75% of base salary for the CEO and 35% of base salary for all other Named Executive Officers. Maximum awards are computed at 150% of the target award except for the CEO whose maximum award is computed at 200% of the target award.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards made to our Named Executive Officers at December 31, 2010.

	Option Awards(1)					Stock Awards(2)
Name(a)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Daniel Welch	525,000	—	—	$20.08	9/25/2013	110,000	(2)	$4,004,400
	15,000	—	—	19.01	3/15/2016	15,000	(3)	$546,000
	6,493	—	—	15.40	6/30/2016	150,000	(4)	$5,460,000
	25,000	—	—	28.05	3/06/2017
	40,312	4,688	4,688	25.55	5/15/2014
	4,219	23,907	23,907	15.34	5/13/2015
	—	375,000	375,000	8.73	6/8/2017

John Hodgman	125,000	—	—	15.19	8/14/2016	22,000	(2)	$800,800
	22,395	2,605	2,605	25.55	5/15/2014	6,249	(3)	$227,464
	16,145	8,855	8,855	15.34	5/13/2015	35,000	(4)	$1,274,000
	—	87,500	87,500	8.73	6/8/2017

Steven Porter, M.D., Ph.D.	100,000	—	—	42.69	8/2/2011	22,000	(2)	$800,800
	15,000	—	—	43.66	2/12/2012	3,957	(3)	$144,035
	16,000	—	—	18.12	2/6/2013	35,000	(4)	$1,274,000
	14,000	—	—	20.75	1/20/2014
	40,000	—	—	19.69	3/10/2014
	26,250	—	—	15.40	6/30/2016
	11,197	1,303	1,303	25.55	5/15/2014
	11,302	6,198	6,198	15.34	5/13/2015
	—	87,500	87,500	8.73	6/8/2017

Marianne Porter, Ph.D.	85,000	—	—	24.50	5/7/2012	22,000	(2)	$800,800
	15,000	—	—	18.70	3/5/2013	3,874	(3)	$141,014
	10,000	—	—	20.75	1/20/2014	35,000	(4)	$1,274,000
	4,000	—	—	20.24	4/2/2014
	26,250	—	—	15.40	6/30/2016
	10,302	1,198	1,198	25.55	5/15/2014
	11,302	6,198	6,198	15.34	5/13/2015
	—	87,500	87,500	8.73	6/8/2017

Williamson Bradford, M.D., Ph.D.	50,000	—	—	42.69	8/2/2011	22,000	(2)	$800,800
	12,500	—	—	43.66	2/12/2012	3,874	(3)	$141,014
	10,000	—	—	22.70	6/24/2012	35,000	(4)	$1,274,000
	16,500	—	—	18.12	2/6/2013
	5,500	—	—	20.39	5/1/2013
	10,000	—	—	20.75	1/20/2014
	25,000	—	—	19.69	3/10/2014
	60,000	—	—	12.74	6/24/2015
	18,750	—	—	15.40	6/30/2016
	10,302	1,198	1,198	25.55	5/15/2014
	11,302	6,198	6,198	15.34	5/13/2015
	—	87,500	87,500	8.73	6/8/2017

(1)	With the exception of the 25,000 option award having an expiration date of 3/06/2017 granted to Mr. Welch, which option award fully vested immediately upon grant, all the other option awards vest according to the following schedule: 25% vest upon one year’s service and the remaining 75% vest equally in monthly installments over the remaining 3 years service. All option grants prior to May 15, 2007 have a maximum term of ten years. Option grants subsequent to and including this date have a maximum term of seven years. The most recent option awards made on June 8, 2010 vest equally in one-third installments at twelve, eighteen and twenty-four months.

(2)	Represents shares of restricted stock that initially vests as follows: (1) Sixty Percent (60%) of the shares of restricted stock shall vest upon Issuer’s receipt of notice from the FDA that it has approved the NDA for the Company’s drug pirfenidone, for the treatment of Idiopathic Pulmonary Fibrosis; and (2) the remaining Forty Percent (40%) of the shares of restricted stock shall vest on the Company’s receipt of notice from the European Medicines Agency that it has approved the Marketing Authorization Application for the Company’s drug pirfenidone, for the treatment of Idiopathic Pulmonary Fibrosis. On March 2, 2011, each of the Named Executive Officers vested as to forty percent (40%) of their respective restricted stock award following receipt of the Marketing Authorization Application.

(3)	These restricted shares vest on an annual basis in equal installments over a four-year period based on award dates of May 15, 2007 and May 13, 2008.

(4)	These restricted shares vest equally in one-third installments at twelve, eighteen and twenty-four months from the June 8, 2010 award date.

Option Exercised and Stock Vested

The following table sets forth summary information regarding the option exercises and vesting of stock awards made to each of our Named Executive Officers for the year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel Welch	517,881	$7,523,895	39,375	$406,898
John Hodgman	—	—	4,166	43,847
Steven Porter, M.D., Ph.D.	115,000	$3,400,816	2,500	26,410
Marianne Porter, Ph.D.	105,000	$3,117,168	2,416	25,546
Williamson Bradford, M.D., Ph.D.	30,000	$917,083	2,416	25,546

Employment, Severance and Change of Control Agreements

Welch Offer Letter Agreement. The Company entered into an offer letter agreement with Mr. Welch in September 2003 (the “Welch Letter Agreement”). Under the terms of the Welch Letter Agreement, Mr. Welch is entitled to an annual base salary, which is reviewed annually by the Compensation Committee. For 2010, his base salary was $663,044. In addition, Mr. Welch is eligible for an annual bonus based on the attainment of corporate goals established between the Board and Mr. Welch. Under the Welch Letter Agreement, Mr. Welch’s annual target bonus is 75% of his base salary, with a potential of between 0% and 150% of his base salary as the Board may approve (the “Target Bonus”). Under the terms of the Welch Letter Agreement, Mr. Welch was also granted an option to purchase 625,000 shares of the Company’s common stock pursuant to the Incentive Plan (the “Options”). The Options have a ten-year term and vest in equal monthly installments over four years. As of September 24, 2007, all of the Options were fully vested.

Under the terms of the Welch Letter Agreement, if Mr. Welch is terminated for Cause (as defined in the Welch Letter Agreement) due to indictment for criminal activities, and he is later adjudicated innocent of the charges on which he was indicted or the indictment is subsequently quashed, Mr. Welch will be entitled at the time of such adjudication or quashing to: (i) two times the sum of his base salary and Target Bonus at the time of such termination for Cause, and (ii) an amount equal to the product of (x) the number of Options that would have become vested if his termination had been considered a termination without Cause and (y) the difference between the exercise price of such Options and the highest closing price of the Company’s common stock during the year following his date of termination, in each case with interest from the date of termination at the prevailing prime rate.

In the event Mr. Welch resigns from the Company without Good Reason (as defined in the Welch Letter Agreement), Mr. Welch will be entitled to any accrued but unpaid salary or Target Bonus (“Accrued Obligations”). If Mr. Welch resigns from the Company with Good Reason or if he is terminated without Cause, he will be entitled to the following payments and benefits:

•	Accrued Obligations;

•	A lump sum payment equal to two times the sum of his base salary plus Target Bonus;

•

Continuation of his medical, dental and health insurance (as in effect immediately prior to his termination) for a period of 24 months following his termination (or until he secures similar insurance coverage with a future employer, if earlier);

To the extent that Mr. Welch incurs an excise tax as a result of taxes imposed on him under Section 4999 of the IRC, the Company will gross-up such payments to make Mr. Welch whole on an after-tax basis.

Offer Letter Agreements. The Company has entered into or amended the offer letter agreements with each of Mr. Hodgman and Drs. Steven Porter, Williamson Bradford and Marianne Porter to provide that if the executive officer’s employment terminates other than for cause (as defined in the offer letter agreements), he or she will be entitled to the following lump sum cash severance payment, continuation of benefits, and vesting of outstanding equity awards following the executive officer’s termination date:

•

If he or she has completed less than one full year of service, he or she will receive six months of base salary at his or her final pay rate, six months of benefits continuation (i.e., Company-provided COBRA payments) and six months immediate acceleration of vesting of his or her outstanding equity grants, whether stock options or restricted shares;

•

If he or she has completed at least one full year of service but less than two years of service, he or she will receive nine months of base salary at his or her final pay rate, nine months of benefits continuation ( i.e., Company-provided COBRA payments) and nine months immediate acceleration of vesting of his or her outstanding equity grants, whether stock options or restricted shares;

•

If he or she has completed at least two years of service or more, he or she will receive 12 months of base salary at his or her final pay rate, 12 months of benefits continuation ( i.e., Company-provided COBRA payments) and 12 months immediate acceleration of vesting of his or her outstanding equity grants, whether stock options or restricted shares; and

•	If such termination occurs in the second half of the calendar year, he or she will receive a pro rata share of his or her target bonus for that year.

In addition, the offer letter agreements provide that in the event of a change in control (as defined in the offer letter agreements) of the Company that results in (i) the executive officer’s termination without cause or (ii) his or her resignation for good reason (as defined in the offer letter agreement or offer letter amendment), the executive officer will, subject to certain conditions, be entitled to receive the following benefits:

•

Two years base salary at his or her final pay rate and two years benefits continuation (i.e., Company-provided COBRA payments). If such termination or resignation occurs in the second half of the calendar year, he or she will also receive a pro rata share of his target bonus for that year (with the salary and any pro rata target bonus paid in a single lump sum);

•	Immediate vesting of all outstanding equity grants; and

•	Certain transition management services.

SEVERANCE AND CHANGE-IN-CONTROL BENEFITS

The following tables quantify the amounts that would be payable to each of the Named Executive Officers in the event of a termination of employment without cause or with good reason, including as the result of, or in the case of Mr. Welch, following, a change in control. The amounts shown assume that the termination was effective as of December 31, 2010, and include amounts earned through such effective date of termination and are estimates of the amounts which would be paid out to each of the executives in the event of his or her termination. The actual amounts that would be paid out can only be determined at the time of the executive’s separation from the Company.

Daniel Welch

Executive Benefits and Payments Upon Termination	Termination Without Cause or With Good Reason (Without Change in Control) ($)	Termination Without Cause or With Good Reason (With Change in Control) ($)	Death or Disability ($)
Base Salary	$1,326,096	$1,326,096	$—
Short Term Incentives	994,572	994,572	—
Stock Option/SARs
Unvested and Accelerated	10,930,596	10,930,596	10,930,596
Restricted Stock
Unvested and Accelerated	10,010,000	10,010,000	10,010,100
Welfare Benefit Contribution	47,256	47,256	—
280G Tax Gross-Up	—	3,015,715	—

Total	$23,308,520	$26,324,235	$20,940,596

John Hodgman

Executive Benefits and Payments Upon Termination	Termination Without Cause or With Good Reason (Without Change in Control) ($)	Termination Without Cause or With Good Reason (With Change in Control) ($)	Death or Disability ($)
Base Salary	$352,272	$704,544	$—
Short Term Incentives	123,295	123,295	—
Stock Option/SARs
Unvested and Accelerated	1,773,973	2,635,876	—
Restricted Stock
Unvested and Accelerated	1,321,314	2,302,264	—
Benefits and Perquisites
Welfare Benefit Contribution	33,192	66,384
Outplacement	—	40,000

Total	$3,604,046	$5,872,362	$0

Steven Porter, M.D., Ph.D.

Executive Benefits and Payments Upon Termination	Termination Without Cause or With Good Reason (Without Change in Control) ($)	Termination Without Cause or With Good Reason (With Change in Control) ($)	Death or Disability ($)
Base Salary	$350,160	$700,320	$—
Short Term Incentives	122,556	122,556	—
Stock Option/SARs
Unvested and Accelerated	1,720,358	2,565,792	—
Restricted Stock
Unvested and Accelerated	1,260,626	2,218,835	—
Benefits and Perquisites
Welfare Benefit Contribution	22,848	45,696	—
Outplacement	—	40,000	—

Total	$3,476,548	$5,693,199	$0

Marianne Porter, Ph.D.

Executive Benefits and Payments Upon Termination	Termination Without Cause or With Good Reason (Without Change in Control) ($)	Termination Without Cause or With Good Reason (With Change in Control) ($)	Death or Disability ($)
Base Salary	$347,712	$695,424	$
Short Term Incentives	121,699	121,699
Stock Option/SARs
Unvested and Accelerated	1,719,219	2,564,653		—
Restricted Stock
Unvested and Accelerated	1,204,907	2,215,814		—
Benefits and Perquisites
Incremental Non-Qualified Pension
Welfare Benefit Contribution	13,536	27,072		—
Outplacement	—	40,000		—

Total	$3,407,073	$5,664,662		$0

Williamson Bradford, M.D., Ph.D.

Executive Benefits and Payments Upon Termination	Termination Without Cause or With Good Reason (Without Change in Control) ($)	Termination Without Cause or With Good Reason (With Change in Control) ($)	Death or Disability ($)
Base Salary	$326,736	$653,472	$—
Short Term Incentives (1)	114,358	114,358	—
Stock Option/SARs
Unvested and Accelerated	1,719,219	1,719,219	—
Restricted Stock
Unvested and Accelerated	1,257,605	2,215,814	—
Benefits and Perquisites
Welfare Benefit Contribution	32,628	65,256	—
Outplacement	—	40,000	—

Total	$3,450,546	$5,653,552	$0

(1)	Represents pro rata target bonus for 2010.

Certain Relationships and Related Transactions

Under the Company’s Statement of Policy with Respect to Related Party Transactions, information about transactions involving related persons is assessed by the Audit and Compliance Committee of the Board. Related persons include the Company’s directors, executive officers and holders of more than 5% of the Company’s common stock, as well as immediate family members of the Company’s directors, executive officers and holders of more than 5% of the Company’s common stock. If the Audit and Compliance Committee determines that a related person has a material interest in any Company transaction, then the Company’s Audit and Compliance Committee would review, approve or ratify it, and the transaction would be required to be disclosed in accordance with the applicable SEC rules.

From January 1, 2010 to the present, there have been no (and there are no currently proposed) transactions in which the amount involved exceeded $120,000 to which the Company was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of the Company’s common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except as set forth below and under “— Compensation of Named Executive Officers — Employment, Severance and Change of Control Agreements” above.

Warburg Pincus Agreement. On October 29, 2004, we entered into an Amended and Restated Standstill Agreement with Warburg Pincus Equity Partners, L.P. and certain of its affiliates (“Warburg Pincus”) that permits Warburg Pincus to acquire up to 25% of our outstanding common stock in the open market. Under this agreement, Warburg Pincus may acquire up to 25% of our outstanding common stock and we have granted Warburg Pincus certain registration rights with respect to its holdings. In exchange for allowing Warburg Pincus to increase its ownership stake, Warburg Pincus has granted the independent members of our Board the right to vote the shares of InterMune common stock owned by Warburg Pincus in excess of 19.9%. In connection with the Amended and Restated Standstill Agreement, we also amended the Rights Agreement between the Company and Mellon Investor Services LLC dated as of July 17, 2001 to allow Warburg Pincus to acquire up to 25% of our outstanding common stock in open market purchases. We also entered into a new Registration Rights Agreement with Warburg Pincus dated as of October 29, 2004. In addition, Warburg Pincus has agreed to certain limitations on the manner in which it may dispose of its ownership interest in InterMune, which limitations were modified on January 19, 2010 when the Company and Warburg Pincus entered into that certain Amendment to Amended and Restated Standstill Agreement. As of February 28, 2011, Warburg Pincus beneficially owned 9,485,209 shares of our common stock. Additionally, Jonathan S. Leff, a member of our Board, is a managing director of Warburg Pincus LLC and a partner of Warburg Pincus & Co., which are affiliates of Warburg Pincus Equity Partners, L.P.

Indemnification Agreements. The Company has entered into indemnification agreements with each of its vice presidents, executive officers and directors which provide, among other things, that the Company will indemnify such vice president, executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Amended and Restated Bylaws.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of the Named Executive Officers as disclosed in this proxy statement pursuant to executive compensation disclosure rules under the Exchange Act. The Company is providing its stockholders with this opportunity pursuant to Section 14A of the Exchange Act.

As described in the “Compensation Discussion and Analysis” above, the Company’s executive compensation programs are designed to attract, motivate, and retain its Named Executive Officers, who are critical to the Company’s success. The Company seeks to accomplish this by rewarding performance and by providing forms of compensation that align executive officers’ interests with stockholders’ long-term interests. As described in the “Compensation Discussion and Analysis,” the Company emphasizes variable compensation, in particular equity compensation including performance-based equity compensation, with the aim to ensure such alignment. Please read the “Compensation Discussion and Analysis” section for additional details about our executive compensation programs, including information about 2010 compensation of our Named Executive Officers.

The Compensation and Governance and Nominating Committee continually reviews the compensation programs for the Company’s Named Executive Officers to determine whether the compensation programs achieve the desired goals of aligning our executive compensation structure with the Company's stockholders' interests and current market practices.

This proposal, commonly known as a “say-on-pay proposal,” provides stockholders the opportunity to express their views on the Company's executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the Board's policies, practices and approach for executive compensation described herein. Accordingly, the Board asks the stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as set forth in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Board or the Compensation and Governance and Nominating Committee. The Board and our Compensation and Governance and Nominating Committee value the opinions of the stockholders and will consider the outcome of this vote when making future compensation decisions for executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

PROPOSAL 5

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Recently enacted federal legislation requires that stockholders be offered the opportunity to cast an advisory vote to indicate how frequently the Company should seek an advisory vote from stockholders on the compensation of the Named Executive Officers, or a “say-on-pay” vote. The Company is providing its stockholders with this opportunity pursuant to Section 14A of the Exchange Act. By voting on this Proposal 5, commonly known as a “say-on-frequency” proposal, stockholders may indicate whether they would prefer an advisory vote on Named Executive Officer compensation once every one, two, or three years.

When you vote in response to this proposal, you may cast your vote on your preferred frequency of the “say-on-pay” vote by choosing the option of every year, every two years or every three years, or abstain from voting.

The Board believes that say-on-pay votes should be conducted every year so that stockholders may annually express their views on the Company's executive compensation program. While this “say-on-frequency” vote is advisory and not binding on the Company, the Board or the Compensation and Governance and Nominating Committee, the Board intends to adopt a frequency of stockholder votes on executive compensation reflective of the wishes of our stockholders as indicated by the results of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY ONE YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are InterMune stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, California 94005 or (3) contact our Vice President, Corporate Communications and Investor Relations, Jim Goff, at (415) 466-2228. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Robin Steele
Robin Steele
Secretary

April 13, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 10, 2011

This proxy statement and our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2010 are available without charge on our Internet website at http://www.intermune.com. This website address contains the following documents: the notice of the Annual Meeting, this proxy statement, including a proxy card sample, and the Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2010. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

A copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2010 is also available without charge upon written request to: Investor Relations, InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, CA 94005 or oral request to our Vice President, Corporate Communications and Investor Relations, Jim Goff, at (415) 466-2228.

Appendix A

PROPOSED AMENDMENT TO AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN

In March 2011, the Board approved a proposed amendment to the Incentive Plan, declaring said amendment to be advisable and directing that the proposed amendment be submitted to a vote of the Company’s stockholders. The proposed amendment would increase the maximum total number of shares of Common Stock authorized for issuance from 10,778,226 to 12,728,226 shares.

If the proposed amendment is approved by the Company’s stockholders, Section 4(a) of the Incentive Plan would be amended and restated to read as follows:

“Share Reserve. Subject to the provisions of Section 11 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate twelve million seven hundred twenty eight thousand two hundred twenty six (12,728,226) shares (the “Share Reserve”), which is comprised of 1,950,000 shares that were approved by the Stockholders on May 10, 2011; 2,000,000 shares that were approved by the Stockholders on May 21, 2009; 1,500,000 shares that were approved by the Stockholders on May 15, 2007, 1,000,000 shares that were approved by the Stockholders on May 27, 2004; 2,500,000 shares that were approved by the Stockholders on June 19, 2002; and 3,778,226 shares that were in the Share Reserve prior to June 19, 2002; provided, however, that such aggregate number of shares of Common Stock available for issuance under the Plan shall be reduced by 1.67 shares for each share of Stock delivered in settlement of any Stock Purchase Award or Stock Bonus Award.”

A-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the shareholder meeting date. INTERMUNE, INC. INTERNET http://www.proxyvoting.com/itmn Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. 95778 FOLD AND DETACH HERE THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR ALL” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2, 3 AND 4 AND “EVERY ONE YEAR” FOR PROPOSAL 5. Please mark your votes as indicated in this example 1. Election of Directors (To elect two directors to hold office until the 2014 annual meeting of stockholders or until their successors are elected). Nominees: 01 James I. Healy, M.D., Ph.D. 02 Louis Drapeau FOR WITHHOLD *EXCEPTIONS ALL FOR ALL (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) * Exceptions The Board of Directors recommends a vote FOR Proposals 2, 3 and 4 and “EVERY ONE YEAR” for Proposal 5. FOR AGAINST ABSTAIN 2. Vote to ratify Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2011.3. Vote to amend our Amended and Restated 2000 Equity Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under such plan by 1,950,000 shares. 4. Vote to approve, on an advisory basis, the compensation of the named executive officers. 5. Determination, on an advisory basis, of the frequency of the advisory vote on compensation of the named executive officers. EVERY EVERY EVERY ABSTAIN YEAR 2 YEARS 3 YEARS Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date

You can now access your InterMune, Inc. account online. Access your InterMune, Inc. shareholder/stockholder account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for InterMune, Inc., now makes it easy and convenient to get current information on your shareholder account. View account status View payment history for dividends View certificate history Make address changes View book-entry information Obtain a duplicate 1099 tax form Establish/change your PIN Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern TimeInvestor ServiceDirect ®Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at the investor relations page at: http://intermune.com FOLD AND DETACH HERE PROXY INTERMUNE, INC. Annual Meeting of Stockholders – May 10, 2011 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Daniel G. Welch and Robin J. Steele, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of InterMune, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 10, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) 95778